UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DOCUCORP INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

January 11, 2007

DOCUCORP INTERNATIONAL, INC.
5400 LBJ Freeway, Suite 300
Dallas, Texas 75240

To our Stockholders:

The board of directors of Docucorp International, Inc., has unanimously approved a merger providing for the acquisition of Docucorp International by Skywire Software, LLC. If the merger is completed, you will receive $10.00 in cash, without interest and less any required withholding taxes, for each share of Docucorp International common stock that you own.

You will be asked, at a special meeting of the stockholders of Docucorp International, to consider and vote upon a proposal to approve the merger agreement and the transactions contemplated thereby. The special meeting will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on February 22, 2007, at 9:00 A.M. (Central Standard Time).

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of stockholders. You are encouraged to read the proxy statement carefully, as it includes details of the proposed merger and other important information related to the merger and the special meeting of stockholders. You may also obtain more information about Docucorp International from documents we have filed with the Securities and Exchange Commission.

Our board of directors has unanimously approved the merger agreement and has determined that the merger is advisable, fair to and in the best interests of Docucorp International and our stockholders. Accordingly, our board of directors recommends that you vote “FOR” approval of the merger agreement.

Your vote is important. Because the merger agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Docucorp International’s common stock, a failure to vote will have the same effect as a vote “against” the merger. Accordingly, whether or not you plan to attend the special meeting of stockholders, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or vote your shares by the Internet using the instructions on the enclosed proxy card or voting instruction form. If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee.

Thank you for your cooperation and continued support.

Sincerely,

Michael D. Andereck
President and Chief Executive Officer

This proxy statement is dated January 11, 2007, and is first being mailed to stockholders on or about January 12, 2007.

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed proxy card as promptly as possible. Returning your proxy will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the proxy.

DOCUCORP INTERNATIONAL, INC.
5400 LBJ Freeway, Suite 300
Dallas, Texas 75240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, February 22, 2007

DATE AND TIME:	February 22, 2007, at 9:00 A.M. Central Standard Time
PLACE:	The Hotel Crescent Court, 400 Crescent Court, Dallas, Texas
ITEMS OF BUSINESS:

(1)   To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 6, 2006, by and among Skywire Software, LLC, Skywire Star Acquisition Corp. and Docucorp International, Inc., as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each issued and outstanding share of common stock, par value $.01 per share, of Docucorp International will be converted into the right to receive $10.00 in cash; and

(2)   To transact other business as may properly be presented at the special meeting or any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

RECORD DATE:	Stockholders of record at the close of business on January 10, 2007 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.
APPRAISAL RIGHTS:

If you are a stockholder who objects to the merger and if you comply with the procedures required under Delaware law, you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the $10.00 per share merger consideration. In order to qualify for these rights, you must not vote in favor of adoption of the merger agreement and otherwise strictly comply with the Delaware law procedures for exercising appraisal rights.

PROXY VOTING:

It is important that your shares be represented and voted at the special meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instructions card. Stockholders of record can also vote their shares over the Internet. Voting instructions are printed on the proxy card or voting instruction form sent to you. If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. You can revoke a proxy at any time prior to its exercise at the special meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Michael D. Andereck
President & Chief Executive Officer
Dallas, Texas
January 11, 2007

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SUMMARY

This summary highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement. For more information about Docucorp International, Inc., see “Where You Can Find Additional Information” on page 53. We have included page references in this summary to direct you to other places in this proxy statement where you can find a more complete description of the topics we have summarized.

Parties to the Merger
(page 16)

Docucorp International, Inc.
5400 LBJ Freeway, Suite 300
Dallas, Texas 75240
(214) 891-6500

Docucorp International, Inc., a Delaware corporation, develops, markets and supports Customer Communication Management (“CCM”) solutions via a portfolio of proprietary information software, Application Service Provider (“ASP”) hosting and professional services that enable companies to create, publish, manage and archive complex, high-volume, individualized information. Docucorp supports the entire information lifecycle—from acquisition of the first raw data point to final delivery of personalized information to the customer.

Operating in four key vertical markets—insurance, utilities, financial services and health care—Docucorp currently has an installed base of more than 1,300 customers worldwide. More than half of the 200 largest United States insurance companies use Docucorp’s software products and services, including nine of the top 10 life and health insurance companies, nine of the top 10 property and casualty insurance companies and more than 600 managing general agents. Many of the largest North American health care, utility companies and major international financial services institutions use Docucorp’s products and services.

In this proxy statement, Docucorp International, Inc. is referred to as “Docucorp” or “Docucorp International.”

Skywire Software, LLC
2401 Internet Blvd., Suite 201
Frisco, Texas 75034
(972) 337-1100

Skywire Software, LLC is a diversified enterprise software company with a strategic focus on the insurance and financial services industries. With more than 300 customers worldwide, the Frisco, Texas-based company is focused on “Building Customers For Life.” Founded in 2000, Skywire is a subsidiary of Hall Phoenix/Inwood, Ltd. and part of the “Hall Financial Group,” an affiliated group of privately held investment and operating companies with combined assets in excess of $2 billion. Founded in 1968, the Hall Financial Group and affiliated entities, including Hall Phoenix/Inwood, Ltd., are owned by Craig Hall and family. Diversified holdings and business activities include: ownership interest in Skywire; a full service commercial real estate company; a diversified set of private equity investments, including significant holdings in a privately held oil and gas company; an active vineyard operation with holdings of over 3,000 acres in Napa and Sonoma counties; ownership of and operation of two wineries located in Napa county; a real estate finance operation; and an actively managed portfolio of marketable securities and other liquid portfolio investments which includes ownership positions in excess of five percent of American Airlines

(AMR) and RadioShack (RSH). At September 30, 2006, Hall Phoenix/Inwood, Ltd. reported having cash, marketable securities, and other liquid assets totaling in excess of $900 million.

In this proxy statement, Skywire Software, LLC is referred to as “Skywire” or “Skywire Software.”

Skywire Star Acquisition Corp.
2401 Internet Blvd., Suite 201
Frisco, Texas 75034
(972) 337-1100

Skywire Star Acquisition Corp., a Delaware corporation, was formed solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose. In this proxy statement, Skywire Star Acquisition Corp. is referred to as “Merger Sub”.

The Special Meeting
(page 13)

Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the proxy solicitation by Docucorp’s board of directors for a special meeting of stockholders to be held on Thursday, February 22, 2007 at 9:00 A.M. (Central Standard Time), at the Hotel Crescent Court in Dallas, Texas, or at any adjournment or postponement of the special meeting. Shares of Docucorp common stock represented by proxy will be voted at the special meeting, or any adjournment or postponement of the special meeting, in accordance with the terms of those proxies. Stockholders may also vote in person at the special meeting.

Proposal to Be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to approve and adopt the merger agreement entered into by Docucorp, Merger Sub and Skywire, pursuant to which Merger Sub will be merged with and into Docucorp, and to transact other business as may be properly presented at the special meeting or any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

At the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Docucorp will be the surviving corporation and will become a wholly-owned, privately held subsidiary of Skywire. In the merger:

•       each outstanding share of Docucorp common stock, other than shares held by Skywire or Merger Sub or held in treasury by Docucorp or by any subsidiary of Docucorp or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $10.00 in cash, without interest, less any applicable withholding taxes;

•       each outstanding option to acquire Docucorp common stock will be converted into the right to receive a cash payment equal to the amount by which the $10.00 per share merger consideration exceeds the per share exercise price of the option, without interest, less any applicable withholding taxes; and

•       each outstanding share of common stock of Merger Sub will be converted into one share of common stock of Docucorp.

Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from Docucorp a cash payment in the amount of the “fair value” of their shares, determined in accordance with

Delaware law. After the merger, these shares will not represent any interest in Docucorp other than the right to receive this cash payment. See “Appraisal Rights.”

Record Date and Quorum

Only stockholders of record at the close of business on January 10, 2007, which we refer to as the “record date,” are entitled to notice of, and to vote at, the special meeting. On that date, there were approximately 500 holders of record of Docucorp common stock and 11,739,859 shares of Docucorp common stock outstanding. Each share of Docucorp common stock entitles the holder to cast one vote at the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy.

A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of the holders of a majority of voting power of the shares of Docucorp common stock outstanding on the record date will constitute a quorum at the special meeting. Abstentions and broker non-votes, if any, are counted for the purpose of establishing a quorum at the special meeting.

Vote Required for Approval

To complete the merger, the merger agreement must be approved by the holders of a majority of the outstanding shares of Docucorp common stock as of the record date. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement, requires a majority of the shares of Docucorp common stock entitled to vote at and represented by person or proxy at the special meeting.

Shares of Docucorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which voters have abstained from voting, will be considered “abstentions.”  Abstentions and broker non-votes, if any, will also have the effect of a vote “AGAINST” approval of the merger agreement. Broker non-votes, if any, will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary.

The six members of Docucorp’s board of directors have entered into support agreements with Skywire in conjunction with the merger agreement, which obligates them to vote their shares of common stock “FOR” the merger agreement. As of the record date, these persons were entitled to vote an aggregate of 1,219,471 shares, which represented approximately 10.4% of all outstanding shares of Docucorp common stock on the record date.

Voting and Revocation of Proxies

All shares of Docucorp common stock represented by properly executed proxies received before or at the special meeting (and which are not revoked) will be voted as indicated in those proxies. If no instructions are indicated on a returned proxy, the proxy will be voted “FOR” the proposal to approve the merger agreement and “FOR” any proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

You may revoke a proxy by:

•       delivering to Docucorp’s corporate secretary at Docucorp’s corporate offices at 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation of your proxy; or

•       delivering a later-dated, signed proxy card or a written revocation of your proxy to Docucorp at the special meeting prior to the taking of the vote on the merger agreement; or

•       attending the special meeting and voting in person; or

•       if you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, following the directions received from your nominee to change those instructions.

Revocation of a proxy after the vote at the special meeting will not affect the vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; stockholders desiring to revoke an existing proxy during attendance at the special meeting must vote in person at the special meeting to revoke an existing proxy.

Docucorp’s board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

Voting Shares Held in Street Name at the Meeting

If your broker, bank or other nominee holds Docucorp shares for you in “street name” and you want to vote these shares in person at the special meeting, you must get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting via the Internet

Stockholders of record may vote their proxies via the Internet. Internet voting is available 24 hours, 7 days a week, through 11:59 PM, Central Standard Time, on the day prior to the date of the special meeting. Your Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you vote by Internet, you do not need to mail your proxy card.

If you are a stockholder of record and want to vote your proxy via the Internet, go to: http://www.stctransfer.com/proxy.htm. You should have your proxy card in hand when you access the website, and follow the instructions on the website. If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee.

Solicitation of Proxies; Expenses of Solicitation

This solicitation is being made by the board of directors of Docucorp and the solicitation expenses will be borne by Docucorp. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or personal interview by officers of Docucorp or employees of Georgeson Inc., our proxy solicitor.

The Merger
(page 17)

The Merger; Consideration to Be Received by Our Stockholders

Following completion of the merger, you will receive $10.00 in cash for each share of Docucorp common stock that you own, less any applicable withholding taxes. If you own outstanding options to acquire shares of Docucorp common stock, you will receive an amount in cash, less required withholding taxes, equal to the excess, if any, of $10.00 over the exercise price per share of common stock subject to such option for each share subject to such option.

Subject to the terms and conditions of the merger agreement, upon completion of the merger, Docucorp will become a wholly-owned, privately held subsidiary of Skywire. Docucorp stockholders will not have any interest in Skywire or Docucorp after the merger, including in any future earnings and growth of Docucorp, and similarly will not bear the risk of any decrease in the value of Docucorp after the merger. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” and “The Merger Agreement—Structure.”

Recommendation of Our Board Of Directors; Fairness of the Merger

The board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Docucorp and Docucorp’s stockholders. Accordingly, Docucorp’s board of directors unanimously approved the merger agreement and the merger and recommends that you vote “FOR” the proposal to approve and adopt the merger agreement. See “The Merger—Background of the Merger.”  For a discussion of the material factors considered by Docucorp’s board of directors in reaching its conclusions and the reasons why Docucorp’s board of directors determined that the merger is advisable, fair to and in the best interests of Docucorp and Docucorp’s stockholders, see “The Merger—Reasons for the Merger.”

Opinion of Canaccord Adams

In connection with the merger, the board of directors considered the opinion of Docucorp’s financial advisor, Canaccord Adams, Inc., as to the fairness of the merger consideration, from a financial point of view, to the holders of Docucorp common stock. On December 5, 2006, Canaccord Adams delivered its opinion to Docucorp’s board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limitations of the review described in the opinion, the merger consideration to be received by the holders of the Docucorp common stock in connection with the merger was fair from a financial point of view. Canaccord Adams’ opinion was provided for the information of the board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger or as to whether any stockholder should vote to approve the merger agreement. See “The Merger—Opinion of Canaccord Adams.”

The full text of Canaccord Adams’ opinion is attached as Appendix B to this proxy statement. You are encouraged to read Canaccord Adams’ opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Canaccord Adams in rendering its opinion to Docucorp’s board of directors.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the merger, see “The Merger—Accounting Treatment.”

Certain U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for shares of Docucorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be taxable for state and local income tax purposes as well. In general, for U.S. federal income tax purposes, you will recognize a gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger and your adjusted tax basis in your shares. Docucorp urges you to consult your own tax advisor regarding the specific tax consequences that may result to you from the merger, as well as the foreign, state and local tax consequences. For additional information regarding certain U.S. federal income tax consequences of the merger to Docucorp’s stockholders, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger.”

Delisting and Deregistration of Docucorp Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934.

The Merger Agreement
(page 33)

Conditions to the Merger

The obligations of Docucorp to complete the merger are subject to the satisfaction of the following conditions:

•       Compliance.   Skywire shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of the merger agreement to be complied with or performed by Skywire on or before the effective time of the merger.

•       Representations and Warranties.   Skywire’s representations and warranties shall be true and correct in all material respects at and as of the effective time of the merger.

•       Certificates.   Docucorp shall have received one or more certificates executed by an executive officer of Skywire to the effect that certain conditions have been satisfied.

•       Stockholder Approval.   The merger agreement shall have been approved and adopted by the requisite percentage of our stockholders.

•       Consents; Litigation.   The parties must have obtained all required authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by governmental entities that would prevent the merger from occurring if not obtained.

The obligations of Skywire to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       Compliance.   Docucorp shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of the merger agreement to be complied with or performed by Docucorp on or before the effective time of the merger.

•       Representations and Warranties.   Docucorp’s representations and warranties (i) that are not qualified by a materiality standard shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the effective time of the merger and (ii) that are qualified by a materiality standard shall be true and correct when made and as of the effective time of the merger.

•       Certificates.   Skywire shall have received one or more certificates executed by an executive officer of Docucorp to the effect that certain conditions have been satisfied.

•       Consents; Litigation.   The parties must have obtained all required authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by governmental entities that would prevent the merger from occurring if not obtained.

•       Appraisal Rights.   The aggregate number of shares held by person exercising appraisal rights under Delaware law shall not exceed 10% of the total number of Docucorp shares outstanding as of the record date.

See “The Merger Agreement—Conditions to the Merger.”

No Solicitation

The merger agreement prohibits Docucorp from taking any action to solicit an acquisition proposal from a third party or engage in any discussions or negotiations related to such a proposal. Docucorp is permitted, however, to engage in discussions with and provide information to any third party in response to an unsolicited, bona fide written acquisition proposal that Docucorp’s board of directors determines is superior to the merger, from a financial point of view, subject to certain requirements described in the merger agreement. In the event Docucorp receives a superior proposal and Skywire does not respond, within five business days, by revising the terms of the merger or otherwise, then Docucorp may terminate the merger agreement prior to approval of the merger agreement by Docucorp stockholders to enter into an agreement with respect to the superior proposal, subject to the payment of a termination fee to Skywire equal to Skywire’s documented fees and expenses, plus an amount equal to $3.2 million, but in no event will such total exceed $3.9 million. For additional information regarding these “no solicitation” provisions, see “The Merger Agreement—No Solicitation of Transactions” and “The Merger Agreement—Termination of the Merger Agreement.”

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained (except as noted below), as follows:

•       by mutual written consent of the parties;

•       by Skywire if there has been a material misrepresentation or breach of warranty in the representations and warranties of Docucorp or a failure to perform in any material respect a covenant on the part of Docucorp with respect to its representations, warranties and covenants;

•       by Docucorp if there has been a material misrepresentation or breach of warranty in the representations and warranties of Skywire set forth herein or a failure to perform in any material respect a covenant on the part of Skywire with respect to its representations, warranties and covenants set forth in this Agreement;

•       by either Skywire or Docucorp if the transactions contemplated by the merger agreement have not been consummated by April 30, 2007, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions to be performed or observed by it at or before the effective time of the merger;

•       by either Docucorp or Skywire if the transactions contemplated by the merger agreement violate any nonappealable final order, decree, or judgment of any court or governmental entity having competent jurisdiction;

•       by Docucorp if its board of directors withdraws or adversely modifies or changes its recommendation to its stockholders to approve the merger agreement and the merger in order to approve and permit Docucorp to execute a definitive agreement providing for a superior proposal; provided that (i) at least five business days prior to terminating for this reason Docucorp has provided Skywire with written notice advising Skywire that Docucorp’s board of directors has received a superior proposal that it intends to accept, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and (ii) Docucorp shall have caused its financial and legal advisors to negotiate in good faith with Skywire to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would not longer constitute a superior proposal; and further provided that simultaneously with any termination of the merger agreement for this reason, Docucorp shall pay to Skywire the termination fee; and

•       by Skywire if (i) Docucorp’s board of directors withdraws or materially modifies or changes its recommendation to the stockholders of Docucorp to approve the merger agreement and the merger, (ii) Docucorp notifies the buyer of its intention to exercise its rights with respect to an acquisition proposal and within 10 days thereafter, Docucorp has not notified Skywire that it has determined not to pursue, and has ceased and terminated all discussions, negotiations and exchanges of information concerning, such acquisition proposal or (iii) upon a vote thereon at the stockholder’s special meeting, the merger agreement shall not have been adopted by the required number of stockholders.

See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Skywire nor Merger Sub nor Docucorp will have any liability under the merger agreement, except that:

•       the parties will remain liable for any breach of the merger agreement;

•       if applicable to the circumstances under which the merger agreement was terminated, Docucorp will remain liable for payment of the termination fee and expenses to Skywire; and

•       each party will remain liable for its own costs and expenses in connection with the merger and the merger agreement, other than under the circumstances in which Docucorp must reimburse Skywire for its expenses.

See “The Merger Agreement—Effect of Termination.”

Interests of Our Directors and Executive Officers in the Merger
(page 45)

In considering the recommendation of Docucorp’s board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, Docucorp’s executive officers and directors have the following interests in the merger that are in addition to or different from the interests of Docucorp’s stockholders generally:

•       Certain of Docucorp’s executive officers have employment agreements that will continue beyond the effective date of the merger.

•       Certain of Docucorp’s executive officers and certain of its outside directors hold options to purchase Docucorp common stock. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase common stock of Docucorp, whether or not vested, will be cancelled in exchange for the right to receive, for each share subject to such option, a cash payment equal to the amount by which the $10.00 per share merger consideration exceeds the per share exercise price of the option, without interest, less any applicable withholding taxes. Pursuant to the terms of the option plans, all options will vest upon consummation of the merger.

•       All of Docucorp’s executive officers and outside directors have been granted restricted shares of Docucorp common stock. Upon stockholder approval of the merger, all of the restricted stock that has been granted will vest and all restrictions on those shares will immediately lapse. Upon consummation of the merger, the holders of those shares of previously restricted stock will be entitled to receive a payment equal to $10.00, less any applicable withholding taxes, for each share of previously restricted stock.

•       Docucorp will continue the indemnification arrangements and directors’ and officers’ liability insurance for Docucorp’s current directors and officers for a period of six years following the merger.

Appraisal Rights
(page 50)

Holders of our common stock who do not wish to accept the $10.00 per share cash consideration payable pursuant to the merger agreement may seek, under Delaware law, appraisal of the fair value of their shares by the Delaware Court of Chancery. The fair value, which would be exclusive of any value arising from the accomplishment or expectation of the merger, could be more or less than, or the same as, the merger consideration of $10.00 per share. This “right of appraisal” is subject to a number of restrictions and requirements. Generally, in order to exercise appraisal rights, among other things you must:

(a)    not vote your shares in favor of adoption of the merger agreement;

(b)   make and deliver to us a written demand for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement; and

(c)    continuously hold your shares of record from the date of making the written demand for appraisal through the effectiveness of the merger and otherwise strictly comply with the procedures under Delaware law for exercising appraisal rights.

Because a proxy submitted without instructions to vote “AGAINST” or “ABSTAIN” with respect to the proposal to adopt the merger agreement will, unless revoked, be voted for the adoption of the merger agreement, the submission of a proxy without instruction to vote “AGAINST” or “ABSTAIN” with respect to the proposal to adopt the merger agreement will result in the loss of your appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your broker or nominee to take the steps necessary to enable you to exercise your appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Appendix C to this proxy statement sets forth the full text of Section 262 of the Delaware General Corporation Law, which relates to your right of appraisal. This proxy statement constitutes the notice required by Delaware law concerning the appraisal rights of our common stockholders.

Under the merger agreement, Skywire is not required to complete the merger if holders of 10% or more of our outstanding common stock as of the effective date of the merger demand appraisal of their shares in accordance with Delaware law.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:            What is the date, time and place of the special meeting?

A:    The special meeting of stockholders of Docucorp will be held on Thursday, February 22, 2007 at 9:00 A.M. (Central Standard Time), at the Hotel Crescent Court located at 400 Crescent Court, Dallas, Texas, to consider and vote upon the proposal to approve the merger agreement.

Q:            What is the proposed transaction?

A:    Skywire will acquire Docucorp through the merger of Merger Sub, a direct, wholly-owned subsidiary of Skywire, with and into Docucorp, with Docucorp continuing as the surviving corporation. After the merger, Docucorp will be a wholly-owned, privately held subsidiary of Skywire.

Q:            What will I be entitled to receive in the merger?

A:    If the merger is completed, each of your shares of Docucorp common stock will be converted into the right to receive $10.00 in cash, without interest and less any applicable withholding taxes. Any stock options to purchase Docucorp common stock will be converted into the right to receive the excess, if any, of $10.00 over the exercise price per share of common stock subject to such option for each share subject to such option. You will not have any interest in Docucorp after completion of the merger.

Q:            Who will own Docucorp after the merger?

A:    Docucorp will be a privately held company owned by Skywire.

Q:            What does Docucorp’s board of directors recommend?

A:    Docucorp’s board of directors recommends that you vote “FOR” approval of the merger agreement. All members of Docucorp’s board of directors approved the merger agreement and the merger, and recommended approval of the merger agreement by Docucorp’s stockholders. Docucorp’s board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Docucorp and Docucorp’s stockholders. To review the background of and reasons for the board’s recommendation of the merger, see “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger.” In considering the recommendation of Docucorp’s board of directors, you should be aware that certain of Docucorp’s directors and executive officers may have interests in the merger that are different from or in addition to yours. See “Interests of Our Directors and Executive Officers in the Merger.”

Q:            What vote is required to approve the merger agreement?

A:    The affirmative vote of the holders of a majority of the outstanding shares of Docucorp common stock entitled to vote at the special meeting is required to approve the merger agreement. See “The Special Meeting—Vote Required for Approval.”

Q:            What should I do now? How do I vote?

A:    Please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible after you read and consider carefully the information contained in this proxy statement, so that your shares may be represented at the special meeting. You may also submit your proxy via the Internet. You can also vote in person at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the approval of the merger agreement. See “The Special Meeting—Voting and Revocation of Proxies” and “The Special Meeting—Voting via the Internet.”

Q:            If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See “The Special Meeting—Voting and Revocation of Proxies.”

Q:            What if I oppose the merger? Do I have appraisal rights?

A:    If you are a stockholder who objects to the merger and if you comply with the procedures required under Delaware law, you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the $10.00 per share merger consideration. In order to qualify for these rights, you must not vote in favor of the merger agreement and otherwise strictly comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted in favor of the merger agreement and will disqualify you from demanding appraisal rights.

Q:            Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:    Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver either a written notice stating that you would like to revoke your proxy or a new later-dated proxy card to Docucorp’s corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to Docucorp at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See “The Special Meeting—Voting and Revocation of Proxies.”

Q:            Should I send in my stock certificates now?

A:    No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Mellon Investor Services LLC, the exchange agent in connection with the merger. You should use the letter of transmittal to exchange stock certificates for the $10.00 per share cash merger consideration to which you will be entitled as a result of the merger. You should not send any stock certificates with your proxy card. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates.”

Q:            If I also own stock options, do I need to send in my stock option agreement now?

A:    No. If the merger is completed, you will receive a notice from Docucorp as to the method and timing for the payment of the cash consideration that you will receive in consideration of outstanding stock options. You will not be required to locate or surrender your executed stock option agreement.

Q:            When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A:    Docucorp is working towards completing the merger as soon as possible. For the merger to occur, the merger agreement must be approved by Docucorp’s stockholders. If Docucorp’s stockholders approve the merger agreement, Docucorp expects to complete the merger as soon as practicable after the special meeting, subject to the fulfillment of the other conditions set forth in the merger agreement. See “The Merger Agreement—Conditions to the Merger.”

Q:            What are the U.S. federal income tax consequences of the merger to me?

A:    The receipt of cash in exchange for shares of Docucorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be taxable for state and local income tax purposes as well. In general, for U.S. federal income tax purposes, you will recognize a gain or loss equal to the difference, if any, between the amount of cash you receive pursuant to the merger and your adjusted tax basis in your shares. Docucorp urges you to consult your own tax advisor regarding the specific tax consequences that may result to you from the merger, as well as the foreign, state and local tax consequences. For additional information regarding certain U.S. federal income tax consequences of the merger to Docucorp’s stockholders, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger.”

Q:            Who can help answer my other questions?

A:    If you have more questions about the merger, you should contact J. Robert Gary, Chief Financial Officer of Docucorp, at 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240 (telephone: 214-891-6500).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Docucorp, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the merger or on the business or operations of Docucorp. In addition to other factors and matters discussed in this proxy statement or discussed and identified in other public filings we make with the Securities and Exchange Commission, which we refer to as the “SEC,” we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•  difficulties in obtaining required stockholder and regulatory approvals of the merger;

•  diversion of management time on merger-related issues;

•  litigation or other adversarial proceedings relating to the merger;

•  a materially adverse change in the financial condition of Docucorp or results of operations;

•  difficulties related to the completion of the merger;

•  changes in accounting principles, policies or guidelines;

•  legislative or regulatory changes; and

•  other economic, competitive, governmental and regulatory factors affecting operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to Docucorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Docucorp undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by Docucorp’s board of directors for a special meeting of stockholders to be held on Thursday, February 22, 2007 at 9:00 A.M. (Central Standard Time), at the Hotel Crescent Court located at 400 Crescent Court, Dallas, Texas, or at any adjournment or postponement of the special meeting. Shares of Docucorp common stock represented by properly executed proxies timely received by Docucorp will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

Proposal to Be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to approve and adopt the merger agreement entered into by Docucorp, Skywire and Merger Sub, pursuant to which Merger Sub will be merged with and into Docucorp, and to transact other business as may be properly presented at the special meeting or any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

At the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Docucorp will be the surviving corporation and will become a wholly-owned, privately held subsidiary of Merger Sub. In the merger:

•       each outstanding share of Docucorp common stock, other than shares held by Skywire or held in treasury by Docucorp or by any subsidiary of Docucorp or held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $10.00 in cash, without interest, less any applicable withholding taxes;

•       each outstanding option to acquire Docucorp common stock will be converted into the right to receive a cash payment equal to the amount by which the $10.00 per share merger consideration exceeds the per share exercise price of the option, without interest, less any applicable withholding taxes; and

•       each outstanding share of common stock of Merger Sub will be converted into one share of common stock of Docucorp.

Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from Docucorp a cash payment in the amount of the “fair value” of their shares, determined in accordance with Delaware law. After the merger, these shares will not represent any interest in Docucorp other than the right to receive this cash payment. See “Appraisal Rights.”

Record Date and Quorum

Only stockholders of record at the close of business on January 10, 2007, referred to as the “record date,” are entitled to notice of and to vote at the special meeting. On that date, there were approximately 500 holders of record of Docucorp common stock and 11,739,859 shares of Docucorp common stock outstanding. Each share of Docucorp common stock entitles the holder to cast one vote at the special meeting.

Any stockholder entitled to vote may vote either in person or by properly executed proxy. A quorum of Docucorp’s stockholders is required to be present to conduct any business at the special meeting. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of Docucorp common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes, if any, are counted for the purpose of establishing a quorum at the special meeting.

Voting Shares Held in Street Name at the Meeting

If your broker, bank or other nominee holds Docucorp shares for you in “street name” and you want to vote these shares in person at the special meeting, you must get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting via the Internet

Stockholders of record may vote their proxies via the Internet. Internet voting is available 24 hours a day, 7 days a week, through 11:59 PM, Central Standard Time, on the day prior to the date of the special meeting. Your Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you vote by Internet, you do not need to mail your proxy card.

If you are a stockholder of record and want to vote your proxy via the Internet, go to: http://www.stctransfer.com/proxy.htm. You should have your proxy card in hand when you access the website, and follow the instructions on the website. If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee.

Vote Required for Approval

The merger agreement must be approved by the holders of a majority of the outstanding shares of Docucorp common stock as of the record date. Any motion to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement, requires a majority of the shares of Docucorp common stock entitled to vote at and represented by person or proxy at the special meeting. Votes will be tabulated by Docucorp’s transfer agent, Securities Transfer Corporation.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares by following the directions your nominee provides to you. If you have not received these directions, or need more information, you should contact your broker, bank, or other nominee. Under the rules of the Nasdaq Stock Exchange, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to approval of non-routine matters such as the merger agreement, and thus, absent specific instructions from the beneficial owner, brokers are not entitled to vote the shares for or against the merger. Shares of Docucorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which voters have abstained from voting, will be considered “abstentions.” Abstentions and broker non-votes will have the effect of a vote “AGAINST” approval of the merger agreement. Abstentions will have the effect of a vote “AGAINST” the proposal to adjourn the special meeting, if necessary. Broker non-votes, if any, will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary.

Members of Docucorp’s board of directors have entered into support agreements in conjunction with the merger agreement, which obligates them to vote their shares of common stock “FOR” the merger agreement. As of the record date, these six persons were entitled to vote an aggregate of 1,219,471 shares, or approximately 10.4% of all outstanding Docucorp shares. We currently expect that all of the directors and officers of Docucorp will vote all of their shares “FOR” the merger agreement. As of the record date, all of Docucorp’s directors and officers were entitled to vote an aggregate of 1,499,285 shares, or 12.8% of all outstanding Docucorp shares.

Voting and Revocation of Proxies

All shares of Docucorp common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a returned proxy, the proxy will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby and “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies for the approval of the merger agreement.

You may revoke a proxy by:

•       delivering to Docucorp’s corporate secretary at Docucorp’s corporate offices at 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation of the proxy; or

•       delivering a later-dated, signed proxy card or a written revocation to Docucorp at the special meeting prior to the taking of the vote on the merger agreement and the merger; or

•       attending the special meeting and voting in person; or

•       if you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares, following the directions received from your nominee to change those instructions.

Revocation of a proxy after the vote at the special meeting will not affect the vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; stockholders must vote in person at the special meeting to revoke an existing proxy.

Solicitation of Proxies; Expenses of Solicitation

This solicitation is being made by the board of directors of Docucorp and the expenses of the solicitation will be borne by Docucorp. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone or personal interview by officers of Docucorp or employees of Georgeson Inc., our proxy solicitor. Docucorp has agreed to pay Georgeson Inc. a base fee of $7,500, plus out of pocket expenses. In addition, Docucorp has agreed to pay Georgeson Inc. a fee of $4.50 for each completed call and TeleVote received in respect of Docucorp’s registered holders of common stock. Docucorp also expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

Other Matters for Action at the Special Meeting

The special meeting may be adjourned or postponed in order to permit further solicitation of proxies. No proxy voted against the proposal to approve and adopt the merger agreement and the transactions contemplated thereby will be voted on any proposal to adjourn or postpone the special meeting that is submitted to the stockholders for a vote. Docucorp’s board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters unless authority to do so is withheld on the proxy card.

PARTIES TO THE MERGER

Docucorp International, Inc.

Docucorp develops, markets and supports Customer Communication Management (“CCM”) solutions via a portfolio of proprietary information software, Application Service Provider (“ASP”) hosting and professional services that enable companies to create, publish, manage and archive complex, high-volume, individualized information. Docucorp supports the entire information lifecycle—from acquisition of the first raw data point to final delivery of personalized information to the customer.

Docucorp is a leading authority in providing dynamic solutions for acquiring, creating, managing, personalizing, presenting and marketing information of all kinds. Servicing the entire CCM lifecycle, Docucorp’s comprehensive offering supports a wide range of in-house and outsourced enterprise applications, including customer statements and billings, Electronic Bill Presentment and Payment (“EBPP”), insurance policy production, content management, correspondence automation, call center fulfillment, wealth management reporting and health care provider directories. Docucorp’s software solutions support leading hardware platforms, operating systems, printers and imaging systems.

Docucorp’s ASP hosting service allows customers to outsource their information management to Docucorp’s ASP centers, where Docucorp’s software and facilities are used to provide processing, print, mail, archival and Internet delivery of documents. Docucorp’s ASP offerings include customer statement and bill generation, EBPP, insurance policy production, health care provider directories, disaster recovery and electronic document archival.

Additionally, Docucorp provides professional services related to our software solutions. Docucorp’s professional services offerings include implementation, integration, training and consulting services.

Operating primarily in four key markets—insurance, utilities, financial services and health care—Docucorp helps more than 1,300 customers worldwide maximize the value of their enterprise information, reducing costs, increasing productivity, improving customer service, building customer loyalty and facilitating new revenue opportunities.

Docucorp believes it is the leading provider of CCM solutions for the insurance industry. Docucorp’s insurance customer base includes more than half of the 200 largest United States insurance companies, including nine of the top 10 life and health insurance companies, nine of the top 10 property and casualty insurance companies and more than 600 managing general agents. Many of the largest North American utility companies, major international financial services institutions, and leading health care provider networks use our products and services.

Skywire Software, LLC

Skywire Software, LLC is a diversified enterprise software company with a strategic focus on the insurance and financial services industries. With more than 300 customers worldwide, the Frisco, Texas-based company is focused on “Building Customers For Life.” Founded in 2000, Skywire is a subsidiary of Hall Phoenix/Inwood, Ltd. and part of the “Hall Financial Group,” an affiliated group of privately held investment and operating companies with combined assets in excess of $2 billion. Founded in 1968, the Hall Financial Group and affiliated entities, including Hall Phoenix/Inwood, Ltd., are owned by Craig Hall and family. Diversified holdings and business activities include: ownership interest in Skywire; a full service commercial real estate company; a diversified set of private equity investments, including significant holdings in a privately held oil and gas company; an active vineyard operation with holdings of over 3,000 acres in Napa and Sonoma counties; ownership of and operation of two wineries located in Napa county; a real estate finance operation; and an actively managed portfolio of marketable securities and other liquid portfolio investments which includes ownership positions in excess of five percent of American Airlines (AMR) and RadioShack (RSH). At September 30, 2006, Hall

Phoenix/Inwood, Ltd. reported having cash, marketable securities, and other liquid assets totaling in excess of $900 million.

Skywire Star Acquisition Corp.

Skywire Star Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Skywire, was formed solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

THE MERGER

The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. References in this proxy statement to the merger agreement refer to this merger agreement. You are urged to read Appendix A in its entirety. See also “The Merger Agreement” below.

Effective Time of the Merger

If the conditions to the merger are satisfied or, to the extent permitted by law and the merger agreement, waived, the merger will be consummated and become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Docucorp and Skywire and provided in the certificate of merger. If the other conditions to the merger are satisfied or, to the extent permitted by law and the merger agreement, waived, Docucorp expects to complete the merger as soon as practicable after approval of the merger agreement by Docucorp stockholders at the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

Mellon Investor Services LLC has been designated to act as exchange agent for purposes of making the cash payments provided by the merger agreement. After the effective time of the merger, Skywire will, when and as required, deposit, or cause to be deposited, with the exchange agent immediately available funds in an aggregate amount necessary to pay the $10.00 per share merger consideration to Docucorp’s stockholders. The exchange agent will use these funds for the sole purpose of paying the merger consideration to Docucorp’s stockholders entitled to receive payment of the merger consideration. The exchange agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

As soon as reasonably practicable after the effective time of the merger, Docucorp will instruct the exchange agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your stock certificates in exchange for payment of the $10.00 per share merger consideration. Upon the surrender for cancellation to the exchange agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will pay to you the $10.00 per share merger consideration in cash and your stock certificates will be canceled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration also will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the exchange agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to the surviving corporation.

If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the exchange agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of Docucorp that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

From and after the effective time of the merger, you will cease to have any rights as a Docucorp stockholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the $10.00 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

At the effective time of the merger, Docucorp’s stock ledger with respect to shares of Docucorp common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

After six months following the effective time of the merger, the exchange agent will, on demand, deliver to the surviving corporation all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the exchange agent’s duties will terminate. Thereafter, you may surrender your stock certificates to the surviving corporation and receive the $10.00 per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law. None of Skywire, Docucorp or Merger Sub will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Background of the Merger

Docucorp and Skywire signed a mutual non-disclosure agreement in July 2004 in connection with potential commercial transactions involving software offerings to the insurance industry, a key vertical market for both companies. Docucorp expected to have periodic discussions regarding areas of mutual interest in addressing the insurance industry customer base.

On December 1, 2005, Craig Hall, Chairman of the Board and founder of Hall Financial Group, Don Braun, President of Hall Financial Group, and Patrick Brandt, Skywire’s CEO, met with Mitch Hart and Mike Andereck, Docucorp’s Chairman and President, respectively. Hall Financial Group indicated its interest in having its Skywire subsidiary combine with Docucorp because of the strategic fit that Hall Financial Group perceived between the two companies. On December 7, 2005, Messrs. Brandt and Andereck exchanged e-mails in which they scheduled a meeting for December 13, 2005, and Mr. Brandt agreed to provide additional information regarding Skywire. On December 13, 2005, Mr. Andereck and Mr. Brandt met to discuss the merits of combining Docucorp and Skywire. In late December 2005 and early January 2006, Mr. Andereck spoke telephonically with Mr. Brandt and Mr. Braun about a potential merger on numerous occasions.

On January 9, 2006, Hall Financial Group presented Mr. Andereck with a letter of intent reflecting a proposed cash merger between Docucorp and Skywire whereby holders of Docucorp common stock would receive $7.10 per share in cash, representing a premium of approximately 13% over Docucorp’s then share price. On January 10, 2006, Mr. Brandt sent Mr. Andereck an e-mail describing how Hall Financial Group had derived the $7.10 offer price. Docucorp’s board of directors met by teleconference that day to review the letter of intent. At the meeting, the board unanimously determined that the price was not adequate and that unless Hall Financial Group was willing to significantly increase the proposed consideration, further negotiations would not be warranted. Mr. Andereck communicated this information to Messrs. Braun and Brandt later that day.

On January 23, 2006, Mr. Hart met with Mr. Hall and further discussed the terms of Hall Financial Group’s proposal. Mr. Hart indicated that, in order for Docucorp’s board to proceed any further with discussions of a potential business combination, the price would have to be substantially higher than Hall Financial Group’s current offer. Mr. Andereck and Mr. Brandt met on January 26, 2006, to review and discuss Hall Financial Group’s valuation analysis, which attempted to demonstrate that the $7.10 price represented an attractive premium over Docucorp’s then current share price and, if recurring capitalized software development costs were included in operating expenses, would represent a significantly higher multiple of earnings than Docucorp’s peers. On January 30, 2006, Mr. Andereck reiterated Docucorp’s position on the inadequacy of the proposed price. On January 31, 2006, Mr. Hall sent a letter to Mr. Hart confirming that Hall Financial Group would not be offering a price above $8.00 per share, and further negotiations promptly ceased.

On September 27, 2006, Mr. Brandt sent Mr. Andereck an e-mail requesting a meeting to discuss potential commercial transactions involving software offerings that the two companies might pursue, and on October 5, 2006, Mr. Andereck met with Mr. Brandt for lunch in furtherance of that agenda. At such time, the board of directors of Docucorp was not in the process of pursuing any strategic acquisitions or other potential strategic options, and Docucorp’s management was focused primarily on creating value through its existing operations. During the course of their meeting, Messrs. Andereck and Brandt revisited their prior discussions regarding a merger of the two companies. Mr. Andereck stated that the price would have to be significantly higher than the $7.10 per share previously offered, and Mr. Brandt indicated that Hall Financial Group would be interested in re-engaging in merger discussions. On October 9, 2006, Mr. Brandt sent Mr. Andereck an e-mail informing him that Hall Financial Group would be meeting internally to discuss revisiting a merger with Docucorp.

On October 17, 2006, Mr. Brandt sent Mr. Andereck an e-mail requesting a meeting, and on October 19, 2006, Messrs. Andereck, Braun, and Brandt met to discuss a potential merger of Docucorp and Skywire. Mr. Braun indicated that Hall Financial Group was willing to increase the consideration that it had offered in January 2006 if it was granted an exclusivity period to conduct due diligence and negotiate a merger agreement with Docucorp. Mr. Andereck suggested to Mr. Braun and Mr. Brandt that Docucorp’s board of directors was not likely to reopen discussions in the absence of a formal written proposal. On October 20, 2006, Mr. Brandt sent an e-mail to Mr. Andereck with a copy of Docucorp’s and Skywire’s 2004 confidentiality agreement and inquired whether it would be sufficient to support preliminary acquisition discussions. On October 23, 2006, Mr. Andereck sent Mr. Brandt an updated confidentiality agreement for purposes of preliminary discussions (the confidentiality agreement was not executed until shortly thereafter), and Messrs. Andereck, Braun, and Brandt met telephonically to discuss a potential merger transaction. Based on their prior negotiations, Mr. Andereck indicated that the Docucorp board of directors was unlikely to consider any offer as bona fide unless it was an all-cash offer and was fully financed without contingencies other than normal due diligence review. Mr. Andereck also indicated that Hall Financial Group would need to make an offer appreciably higher than its previous offer if it was serious in re-engaging Docucorp’s board. In addition, any exclusivity period would need to be very short.

On October 24, 2006, Hall Financial Group presented Mr. Andereck with a fully-financed, non-contingent written offer that contemplated a merger with Skywire at a price of $10.00 in cash per Docucorp share. The price represented a premium of more than 25% over the closing price of Docucorp’s stock on that day. The offer included a term sheet outlining the merger with a limited exclusivity agreement to negotiate a definitive merger agreement. The proposed exclusivity agreement, which would expire on December 1, 2006, if a merger agreement was not executed before then, required Docucorp to pay Hall Financial Group a break-up fee of 3.0% of the merger consideration, not to exceed $5 million, in the event that Docucorp breached the exclusivity agreement or terminated the merger agreement for a superior proposal. The term sheet contained identical terms with respect to the break-up fee and further included a commitment on the part of the board of directors to enter into a collective voting agreement obligating them to vote as a board in favor of the merger. Mr. Andereck inquired whether Hall Financial Group would consider making a higher offer. Hall Financial Group indicated its belief that the $10.00 price was a strategic price and it could not justify going higher. Mr. Andereck indicated that the dollar amount of the proposed break-up fee could unduly discourage legitimate competing offers. In addition, Mr. Andereck stated the board would not agree to a voting agreement that put limits on its fiduciary duties. However, Mr. Andereck indicated that the Docucorp board would meet to review the offer in its entirety.

On October 26, 2006, Docucorp’s board of directors met by teleconference in order to consider the Hall Financial Group offer. Notwithstanding the $10.00 per share price and substantial premium, the board discussed in great detail the desirability for a market check or limited auction that would allow the board the opportunity to test the adequacy of the proposed merger consideration prior to the execution of a definitive merger agreement. Although the board recognized that such steps are generally helpful to ensure the highest merger consideration, the board noted that a similar process during 2005 did not yield any bona fide offers exceeding $8.00 per share. The board also noted that Messrs. Braun and Brandt had stressed to Mr. Andereck that such steps would likely cause Hall Financial Group to withdraw its offer. Consequently, the board determined that any potential benefits from a market check or auction prior to the execution of a definitive merger agreement were outweighed by its desire to minimize, to the greatest extent possible, the risk of unwanted public disclosure concerning the possibility of a transaction in order to avoid the destabilizing effect that such leaks invariably have on relationships with employees, customers and suppliers. The board also noted that Hall Financial Group’s offer did not contain any financing contingency, which increased the desirability of Hall Financial Group’s offer. In light of those considerations, the board concluded that the proposal made by Hall Financial Group warranted its decision to negotiate solely with Hall Financial Group without conducting a pre-signing market check or auction. The board determined to proceed with Hall Financial Group and commence a dialogue, although the board recognized that an outside investment banker would have to render a fairness opinion and to advise the board in connection with the Hall Financial Group or any subsequent proposal.

Based on the conclusions described above, Docucorp’s board of directors concluded that it would be prepared to allow Skywire to conduct due diligence regarding Docucorp and to execute an exclusivity agreement. The board determined at the meeting that no special committee of the board was required to evaluate or negotiate a potential transaction since no member of the board or management had a conflict of interest with respect to the transaction. Further, the board authorized Mr. Andereck and Mr. Hart to commence the process of recommending to the board an outside investment banker to render a fairness opinion and otherwise advise the board.

On October 27, 2006, Mr. Andereck advised Messrs. Brandt and Braun that the Docucorp board of directors indicated that Docucorp would be prepared to execute an exclusivity agreement so long as Docucorp was not responsible for any break-up fee or damages unless it was determined that Docucorp had intentionally breached the terms of the exclusivity agreement. The parties agreed that Docucorp’s liability would be limited to $500,000 liquidated damages in such event. The parties further agreed that the merger agreement, if executed, would provide for a maximum break-up fee of $3.9 million instead of the $5.0 million originally requested by Hall Financial Group. In addition, the term sheet needed to eliminate the voting agreement provision in favor of individual support agreements with the directors in their capacity as shareholders. On October 30, 2006, Hall Financial Group submitted a revised term sheet dated October 27, 2006, and an exclusivity agreement that reflected these new terms, including an extension of the exclusivity period to December 6, 2006. On October 31, 2006, Docucorp’s board of directors met by teleconference to review the revised term sheet and exclusivity agreement and to review candidates to serve as Docucorp’s financial advisor. At such meeting, Docucorp’s board of directors authorized Mr. Andereck to execute the exclusivity agreement and to retain Canaccord Adams as financial advisor.

The board of directors selected Canaccord Adams as its financial advisor in part because Adams Harkness, a predecessor of Canaccord Adams, had acted as financial advisor to Docucorp in connection with Docucorp’s evaluation of strategic alternatives during mid 2005. During that process, Adams Harkness acquired substantial knowledge about Docucorp and its historical and projected results of operations. Adams Harkness contacted more than 40 different firms regarding an acquisition of Docucorp. Of these firms, nine financial buyers and no strategic buyers expressed preliminary interest in pursuing a business combination. Seven of these firms ultimately conducted a due diligence investigation of Docucorp and one firm commenced negotiations of a merger agreement. Eventually, Docucorp permitted one buyer to conduct final due diligence based on a price indication of $9.25 to $9.50 per share of Docucorp common stock. After concluding its due diligence, the final potential buyer indicated that it intended to reduce its bid for the Docucorp’s common stock substantially from its earlier indication. After its review of the results of the bids and the feedback received from all potential buyers, the board of directors terminated the sale process, effective October 10, 2005. As a result of their work on this project, the board believed that the Adams Harkness personnel now at Canaccord Adams gained significant perspective that would enhance the board’s ability to evaluate the fairness of the Skywire offer.

On October 31, 2006, Hall Financial Group and Docucorp executed the exclusivity agreement. On November 2, 2006, Docucorp retained Canaccord Adams as its financial advisor and promptly proceeded to share Docucorp’s historical and projected financial information with Canaccord Adams. At the same time, representatives of Balestri & Associates, Skywire’s legal advisor, commenced legal due diligence.

On numerous occasions in November and December 2006, Skywire and Hall Financial Group met telephonically with Docucorp’s management and accounting personnel to further discuss historical and projected results of operations and to discuss operational issues.

On November 14, 2006, representatives of Craig-Hallum Capital Group, LLC, Skywire’s financial advisor, began conducting additional financial due diligence with Docucorp. On November 27, 2006, Skywire brought representatives of PriceWaterhouseCoopers, Skywire’s consultants, to Dallas, Texas, to conduct additional financial due diligence with Docucorp.

Throughout this period, Skywire and its legal and financial advisors continued their due diligence investigation of Docucorp and continued the negotiation of the merger agreement with Hallett & Perrin, P.C., Docucorp’s legal advisors. The parties also negotiated the form of a support agreement, pursuant to which each of the Docucorp directors would agree to vote the shares of Docucorp owned by him in favor of the merger with Skywire.

Docucorp convened a meeting of its board of directors on November 29, 2006. At this meeting, Docucorp’s counsel reviewed the merger agreement with the board of directors and summarized the issues which had been resolved to date and the issues which remained to be resolved. The board of directors then asked Canaccord Adams to review the procedures it was undertaking to analyze the fairness of the proposed $10.00 per share merger price. Canaccord Adams indicated that, subject to the completion of its work and the review of its internal committee, it expected that it would be able to render a fairness opinion based on the proposed $10.00 per share merger consideration.

On December 4, 2006, Docucorp’s board of directors met with its executive management and financial and legal advisors for a further status report regarding the proposed merger transaction. Docucorp’s legal counsel updated the board regarding the negotiations which had occurred since the November 29, 2006 meeting with respect to the merger agreement. The board and its advisors also reviewed in detail the financing commitment of Hall Phoenix/Inwood, Ltd., an affiliate of Hall Financial Group, stating that Hall

Phoenix/Inwood, Ltd. would provide up to $130 million to Skywire to fund the payment of the merger consideration, as well as the financial statements of Hall Phoenix/Inwood, Ltd. that were supplied to Docucorp’s board of directors by Hall Financial Group. Canaccord Adams provided the board with its financial analysis of the proposed transaction. Canaccord Adams explained the different valuation methodologies employed by it, including a comparable company analysis, a comparable transaction analysis and a discounted cash flow analysis, in reaching its opinion. Canaccord Adams then rendered its oral opinion to the board to the effect that, as of the date of such opinion, and on the basis of its analysis and subject to the qualifications, assumptions and limitations set forth in its opinion, the $10.00 per share merger consideration to be received by the stockholders of Docucorp in the merger was fair to them from a financial point of view.

On December 5, 2006, Docucorp’s board of directors convened to vote upon the merger agreement. Canaccord Adams reviewed the presentation it had given on December 4, 2006, delivered its written opinion and advised the board regarding market activity over the preceding trading day. Following discussion among the board and after consideration of the opinion of Canaccord Adams, the board unanimously:

•       determined that the merger and the merger agreement are fair, advisable to, and in the best interests of, the stockholders of Docucorp;

•       approved the merger and the merger agreement; and

•       recommended that the stockholders of Docucorp vote in favor of approving the merger agreement.

On December 5, 2006, after the approval by Docucorp’s board of directors, the parties signed the merger agreement effective December 6, 2006. In connection with the execution of the merger agreement, the Docucorp directors also signed the support agreements. A press release announcing the signing of the merger agreement was issued prior to the opening of business on December 6, 2006.

On December 12, 2006, BlueLine Partners, LLC, a beneficial owner of more than 5% of Docucorp’s outstanding common stock, sent a letter to Docucorp’s board of directors offering to enter into a confidentiality agreement and participate in discussions with Docucorp’s board and management regarding submitting a written proposal. Section 5.7 of the merger agreement allows Docucorp to furnish information to and conduct negotiations with third parties regarding an actual bona fide written proposal that Docucorp’s board of directors concludes is superior from a financial point of view to the merger, but it does not allow for such conduct in the case of a mere inquiry or suggestion of a potential future proposal, as was outlined in the letter from BlueLine. Therefore, Docucorp promptly responded that it was contractually prohibited from further responding to BlueLine’s letter, referring BlueLine to the provisions of Section 5.7 of the merger agreement.

On December 15, 2006, BlueLine filed a Schedule 13D with the SEC, noting its expressed desire to “explore fully the opportunity to make a cash offer” for Docucorp common stock and indicating that it was “likely” that it would vote its shares of Docucorp common stock against the merger. BlueLine also disclosed that it was considering all options available to it, including making proposals relating to an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Docucorp. BlueLine’s Schedule 13D also disclosed that it had sold shares of Docucorp stock on October 16, 2006, November 3, 2006, and November 17, 2006, at prices of $7.40, $8.15, and $8.20 per share respectively.

On December 19, 2006, BlueLine sent a letter addressed to Docucorp’s board of directors stating that “conditioned upon completion of satisfactory due diligence, BlueLine is prepared to offer $11.00 per share in cash to acquire all of the outstanding shares” of Docucorp. The Docucorp board of directors met with its financial advisors and legal counsel to review the BlueLine letter on December 19, 2006. At such meeting, and based upon consultation with management, its financial advisors and legal counsel, the board of directors noted that the BlueLine letter did not provide any indication of BlueLine’s ability to finance such a transaction or sufficient indication of the material terms or timing for such a transaction. Accordingly, the board of directors determined that the BlueLine letter did not constitute a bona fide superior proposal that would allow Docucorp to respond to BlueLine under the contractual restrictions of Section 5.7 of the merger agreement. The Docucorp board of directors advised BlueLine of this determination on December 21, 2006.

Opinion of Canaccord Adams

Pursuant to the terms of the engagement letter dated November 2, 2006, Canaccord Adams, Inc. was retained by Docucorp’s board of directors to render an opinion (if appropriate) as to the fairness, from a financial point of view, to the stockholders of Docucorp in connection with the merger transaction. Docucorp’s board of directors selected Canaccord Adams based on its qualifications, expertise and reputation.

On December 5, 2006, in connection with the evaluation of the merger transaction by the Docucorp board of directors, Canaccord Adams provided an oral fairness opinion, which fairness opinion was subsequently confirmed by delivery of a written opinion, that, as of the date of such opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Docucorp common stock. The full text of the fairness opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The fairness opinion does not constitute a recommendation as to how any stockholder of Docucorp should vote with respect to the merger transaction at the special meeting of stockholders of Docucorp. The description of the fairness opinion is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to, and should, read the fairness opinion in its entirety.

In conducting its analyses and in arriving at its fairness opinion, Canaccord Adams reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material. Canaccord Adams, among other things:

•       reviewed Docucorp’s Form 10-K, 10-Q and other documents as filed with the SEC;

•       analyzed certain Docucorp internal financial statements prepared by Docucorp management, including certain projected financial and operating data concerning Docucorp;

•       conducted discussions with members of Docucorp senior management;

•       reviewed the historical market prices and trading activity for the Docucorp common stock and compared them with those of certain publicly traded companies Canaccord Adams deemed to be relevant and comparable to Docucorp;

•       compared the results of operations of Docucorp with those of certain companies Canaccord Adams deemed to be relevant and comparable to Docucorp;

•       compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions Canaccord Adams deemed to be relevant and comparable to the merger;

•       reviewed the terms of a draft of the merger agreement dated November 29, 2006, the exhibits thereto and certain related agreements furnished to Canaccord Adams by Docucorp, which, for the purposes of the fairness opinion, Canaccord Adams has assumed, with Docucorp’s permission, to be identical in all material respects to the executed merger agreement; and

•       reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters deemed necessary, including an assessment of general economic, market and monetary conditions. Canaccord Adams also considered the process conducted by

Canaccord Adams during 2005 in which Canaccord Adams represented Docucorp in seeking strategic alternatives, including the potential sale or merger of the Company to or with a non-affiliated third party.

In preparing its fairness opinion, Canaccord Adams also noted Docucorp’s prior process in reviewing its strategic alternatives. On May 6, 2005, Docucorp engaged Adams Harkness, a predecessor of Canaccord Adams, as its financial advisor in connection with Docucorp’s review of strategic and financial alternatives, including a possible acquisition of Docucorp. During this review process, Adams Harkness approached over 40 potential strategic and financial buyers, none of whom were Skywire Software. Eventually the list was reduced to nine potential financial buyers, seven of whom then conducted more extensive due diligence. Eventually, Docucorp permitted one buyer to conduct final due diligence based on a price indication of $9.25 to $9.50 per share of Docucorp common stock. After concluding its due diligence, the final potential buyer indicated that it intended to reduce its bid for Docucorp’s common stock substantially from its earlier indication. After its review of the results of the bids and the feedback received from all potential buyers, Docucorp’s board of directors terminated the sale process, effective October 10, 2005.

In connection with its review and arriving at its fairness opinion, Canaccord Adams did not independently verify any of the foregoing information, relied on such information, assumed that all such information was complete and accurate in all material respects, and relied on assurances of management that they are not aware of any facts that would make such information misleading. Canaccord Adams also assumed, as of the date of its fairness opinion and with Docucorp’s consent, that:

•       the internal financial forecasts reviewed were reasonably prepared on bases reflecting the best currently available estimates and judgments of Docucorp management;

•       the merger would be consummated upon the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein;

•       in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions would be imposed that will have an adverse effect on Docucorp, Skywire or the contemplated benefits of the merger; and

•       any material liabilities (contingent or otherwise, known or unknown) of Docucorp were as set forth in the financial statements of Docucorp.

In connection with rendering its fairness opinion, Canaccord Adams was not authorized to solicit, and did not solicit, interest from any person with respect to the acquisition of Docucorp or any of its assets, nor did Canaccord Adams participate in the structuring of the merger or the negotiation of the consideration to be paid.

Canaccord Adams’ fairness opinion was rendered on the basis of securities, economic and market conditions prevailing as of the date thereof and on the prospects, financial and otherwise, of Docucorp. It should be understood that:

•       subsequent developments may affect the conclusions expressed in this fairness opinion if this fairness opinion were rendered as of a later date; and

•       Canaccord Adams disclaims any obligation to advise any person of any change in any manner affecting the fairness opinion that may come to its attention after the date of the fairness opinion.

Canaccord Adams has not undertaken to reaffirm or revise its fairness opinion or otherwise comment upon any events occurring after the fairness opinion date and does not have any obligation to update, revise or reaffirm the fairness opinion. Canaccord Adams was not requested to conduct, and did not conduct, nor did Canaccord Adams receive copies of, any independent valuation or appraisal of any of the assets of the Company.

Canaccord Adams’ fairness opinion did not address the relative merits of the transaction as compared to other business strategies or transactions that might be available to Docucorp, nor did it address the underlying business decision of Docucorp to proceed with the transaction.

In developing its fairness opinion, Canaccord Adams conducted the following analyses:

•       an analysis in which certain valuation metrics derived from selected comparable public companies were compared to the same metrics of Docucorp, referred to as the “Comparable Company Analysis”;

•       an analysis in which certain valuation metrics derived from selected precedent merger and acquisition transactions were applied to the relevant metrics of Docucorp and compared to the valuations derived from the comparable company analysis, referred to as the “Precedent Transaction Analysis”; and

•       a “Discounted Cash Flow Analysis” which is designed to provide insight into the value of Docucorp’s common equity as a function of Docucorp’s future cash flows subsequently discounted to arrive at a present value.

In arriving at its fairness opinion, Canaccord Adams considered all of the financial and comparative analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach specific conclusions with respect to any such analysis. Rather, Canaccord Adams made its determination as to the fairness, from a financial point of view, of the $10.00 per share cash consideration payable to the holders of Docucorp’s common stock in connection with the proposed merger on the basis of its experience and professional judgment after considering the collective results of all of the analyses described in the following pages.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand Canaccord Adams’ financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Considering the data in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Canaccord Adams’ financial and comparative analyses.

Comparable Company Analysis

For the purposes of this analysis, Canaccord Adams identified the following group of eight publicly traded companies (referred to as the “comparable companies”) that it deemed similar to Docucorp. Each of the comparable companies was selected based upon the similarity of the solutions it offers and the similarity of the markets it serves. Within these criteria of selection, Canaccord Adams did not exclude any particular company from the comparable company group. The comparable companies were comprised of:

•       Actuate Corp.

•       Chordiant Software Inc.

•       I2 Technologies, Inc.

•       Interwoven Inc.

•       Mapinfo Corp.

•       Mobius Management Systems Inc.

•       Open Text Corp.

•       Pegasystems Inc.

Canaccord Adams analyzed certain operating performance characteristics and public market valuation metrics of Docucorp provided to Canaccord Adams by the Docucorp management team and compared them to those same metrics derived from publicly available information for each of the comparable companies. Such information included:

•       last 12 months (referred to as LTM), 2006 and 2007 estimated (referred to as 2006E and 2007E, respectively) revenue; LTM Earnings Before Interest, Taxes, Depreciation, and Amortization (referred to as EBITDA), 2006E EBITDA and 2007E EBITDA;

•       LTM earnings per share (referred to as EPS), 2006E EPS and 2007E EPS;

•       ratio of enterprise value to LTM revenue (referred to as the LTM Revenue Multiple), 2006E revenue (referred to as 2006E Revenue Multiple) and 2007E revenue (referred to as 200E Revenue Multiple); and

•       ratio of share price to LTM EPS, 2006E EPS, and 2007E EPS.

Canaccord Adams calculated a range of implied values of Docucorp by multiplying the LTM, 2006E, and 2007E revenue and EPS comparable company stripped mean multiples by Docucorp’s LTM, 2006E, and 2007E projected revenue and EPS, respectively. Canaccord Adams determined that EBITDA multiples were not meaningful for Docucorp due to the fact that that Docucorp has an abnormally high amount of depreciation and amortization relative to the comparable companies. Canaccord Adams also calculated Docucorp’s implied multiples and the relevant implied multiples of Docucorp valued at the merger consideration of $10.00 per share. This analysis resulted in an implied per share value of Docucorp ranging from a low of $9.74 to a high of $12.39. The results of those calculations are summarized below:

		Docucorp	Comparable Company Values
	Docucorp	@ $10 per share	Mean	Median	Stripped Mean
LTM Revenue Multiple(1)	1.0x	1.3x	1.8x	2.0x	1.8x
2006E Revenue Multiple	0.9x	1.3x	1.7x	1.8x	1.7x
2007E Revenue Multiple	0.9x	1.2x	1.5x	1.5x	1.5x
LTM EBITDA Multiple	5.8x	7.7x	13.8x	12.3x	12.7x
2006E EBITDA Multiple	5.8x	7.8x	12.5x	11.2x	11.6x
2007E EBITDA Multiple	4.8x	6.4x	10.6x	10.0x	9.6x
LTM EPS	25.1x	33.3x	36.9x	35.7x	38.0x
2006E EPS	28.6x	38.0x	28.1x	25.1x	25.4x
2007E EPS	18.4x	24.3x	21.9x	18.2x	19.9x

(1)          Enterprise value is the total market value of equity plus total debt, less cash and marketable securities. Data was derived from SEC filings and share prices as of the close of trading on December 1, 2006.

Canaccord Adams noted that the range of implied multiples to be received for the common equity of Docucorp determined as a result of the Docucorp trading multiples analysis was consistent with the comparable company multiples as of December 1, 2006. However, as discussed above, in arriving at its fairness opinion, Canaccord Adams considered all of the financial and comparative analyses it performed and did not attribute any particular weight to any individual analysis it considered nor did it reach specific conclusions with respect to such analysis. Canaccord Adams noted that the implied multiple to be received for Docucorp common stock based on the comparable company analysis supported its determination that the per share merger consideration was fair, from a financial point of view, to the holders of Docucorp common stock.

Precedent Transaction Analysis

For the purposes of this analysis, Canaccord Adams assessed the transaction premiums and relative valuations associated with 32 selected precedent merger and acquisition transactions (including nine pending transactions) that it deemed comparable to the contemplated Docucorp transaction. Each of these transactions was publicly announced after January 1, 2005, involved the acquisition of a public company and was selected based on the similarity of solutions offered and markets served by the target company to Docucorp. Within these criteria of selection, Canaccord Adams did not exclude any particular transaction from this analysis.

The selected precedent transactions, in order of announcement date, were:

•       NVIDIA pending acquisition of PortalPlayer

•       Oracle pending acquisition of Stellent

•       Silverstar Holdings acquisition of Empire Interactive

•       Oracle pending acquisition of MetaSolv

•       Golden Gate Capital pending acquisition of Sierra Systems Group

•       Carlyle Group and Providence Equity Partners pending acquisition of Open Solutions

•       Thoma Cressey Equity Partners pending acquisition of Embarcadero Technologies

•       Illinois Tool Works acquisition of Click Commerce

•       Hellman & Friedman, JMI Equity Fund & Texas Pacific Group pending acquisition of Intergraph

•       Corel pending acquisition of InterVideo

•       IBM acquisition of FileNet

•       IBM acquisition of MRO Software

•       Open Text acquisition of Hummingbird

•       Ramius Capital Group pending acquisition of Phoenix Technologies

•       Reynolds & Reynolds acquisition of DCS Group

•       Infor Global Solutions acquisition of SSA Global Technologies

•       AttachmateWRQ acquisition of NetIQ

•       JDA Software acquisition of Manugistics

•       Oracle acquisition of Portal Software

•       Versata acquisition of Artemis International Solutions

•       Silver Lake Partners acquisition of Serena Software

•       Golden Gate Capital acquisition of Extensity

•       Francisco Partners acquisition of FrontRange Solutions

•       EMC Corporation acquisition of Captiva Software

•       Saba Software acquisition of Centra Software

•       Oracle acquisition of Siebel Systems

•       BEA Systems acquisition of Plumtree Software

•       SSA Global Technologies acquisition of E.piphany

•       Concerto Software acquisition of Aspect Communications

•       Sun Microsystems acquisition of SeeBeyond Technology

•       Multi-Channel Holdings acquisition of Blue Martini Software

•       IBM acquisition of Corio

Canaccord Adams calculated implied precedent transaction multiples for the precedent transactions. Canaccord Adams calculated a range of implied values of Docucorp by multiplying Docucorp’s LTM, 2006E and 2007E revenue and EPS, respectively, by the precedent transaction stripped mean multiples derived from the precedent transactions. Canaccord Adams determined that EBITDA multiples were not meaningful for Docucorp due to the fact that that Docucorp has an abnormally high amount of depreciation and amortization relative to the companies surveyed in the precedent transaction analysis. Canaccord Adams also calculated Docucorp’s implied multiples and the relevant implied multiples of Docucorp valued at the merger consideration of $10.00 per share. The results of those calculations are summarized below:

		Docucorp	Precedent Transaction Values
	Docucorp	@ $10 per share	Mean	Median	Stripped Mean
LTM Revenue Multiple	1.0x	1.3x	1.9x	1.7x	1.9x
LTM EBITDA Multiple	5.8x	7.7x	16.7x	15.6x	16.2x
LTM EPS	25.1x	33.3x	26.6x	24.7x	26.3x

Canaccord Adams further refined the above precedent transactions analysis in which it assessed 11 precedent transactions (including five pending transactions) that had enterprise values of $150 million or less and that Canaccord Adams deemed comparable to the contemplated merger transaction. Each of these transactions was publicly announced after January 1, 2005, involved the acquisition of a public company and was selected based on the similarity of solutions offered and markets served by the target company to Docucorp. This further refinement of precedent transactions resulted in the following group:

•       NVIDIA pending acquisition of PortalPlayer

•       Silverstar Holdings acquisition of Empire Interactive

•       Golden Gate Capital pending acquisition of Sierra Systems Group

•       Thoma Cressey Equity Partners pending acquisition of Embarcadero Technologies

•       Corel pending acquisition of InterVideo

•       Ramius Capital Group pending acquisition of Phoenix Technologies

•       Reynolds & Reynolds acquisition of DCS Group

•       Versata acquisition of Artemis International Solutions

•       Saba Software acquisition of Centra Software

•       BEA Systems acquisition of Plumtree Software

•       Multi-Channel Holdings acquisition of Blue Martini Software

		Docucorp	Precedent Transaction Values
	Docucorp	@ $10 per share	Mean	Median	Stripped Mean
LTM Revenue Multiple	1.0x	1.3x	1.0x	0.8x	0.8	x
LTM EBITDA Multiple	5.8x	7.7x	16.6x	19.7x	17.2	x
LTM EPS	25.1x	33.3x	22.2x	16.2x	NMF

The results of Canaccord Adams’ two precedent transaction analyses—public software transactions since 2005 and public software transactions since 2005 with enterprise values under $150 million—resulted in implied valuations for Docucorp of $11.33 and $6.83 per share, respectively. Canaccord Adams noted the implied Docucorp multiples at the $10 per share offer was generally consistent with the precedent transaction analysis’ and, therefore, supported Canaccord Adams’ determination that the per share merger consideration was fair, from a financial point of view, to holders of Docucorp’s common stock.

Discounted Cash Flow Analysis

For the purposes of this analysis, Canaccord Adams calculated a range of theoretical enterprise and equity values for Docucorp based on (1) the net present value of implied annual cash flows of Docucorp during the fiscal 2007 through the fiscal 2012 time frame and (2) the net present value of a terminal value, which is an estimate of the future value of Docucorp at the end of the fiscal year 2012 based upon a long-term growth rate. Canaccord Adams used forecasts of future results furnished to Canaccord Adams by Docucorp management for the fiscal years 2007 – 2009, and Canaccord Adams forecasted fiscal year 2010-2012 results based on assumptions approved by Docucorp management. Canaccord Adams calculated the range of net present values based on an assumed tax rate of 37.5%, a range of discount rates of 13.2% to 17.2% and a range of long-term growth rates for a terminal value of 4.5% to 6.5% (Docucorp’s actual growth rate from FY03 to FY06 was 5.6%) applied to the projected fiscal year 2012 free cash flow. This analysis resulted in an implied per share value of Docucorp ranging from a low of $8.69 to a high of $11.40.

Canaccord Adams noted that the discounted cash flow analysis supported Canaccord Adams’ determination that the per share merger consideration was fair, from a financial point of view, to holders of Docucorp’s common stock.

Limitations of Financial and Comparative Analyses

The preparation of a fairness opinion is a complex process. Canaccord Adams believes its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Any estimates contained in Canaccord Adams’ analyses are not necessarily indicative of actual values, which may be significantly greater or lower than as set forth therein. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Taken together, the information and analyses employed by Canaccord Adams led to Canaccord Adams’ overall opinion that the Docucorp merger was fair, from a financial point of view, to holders of Docucorp common stock.

Canaccord Adams, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Canaccord Adams may actively trade or hold long or short positions in Docucorp’s equity securities for either its customers or its own account. In the past, Canaccord Adams has provided financial advisory and financing services to Docucorp and has received fees for the rendering of these services. Specifically, in 2005, Canaccord Adams acted on behalf of Docucorp as a strategic advisor and was paid a fee by Docucorp of $50,000 for such services.

Pursuant to the terms of Canaccord Adams’ engagement letter dated November 2, 2006, Docucorp agreed to pay Canaccord Adams a $25,000 retainer fee and a fee of $250,000 upon the delivery by Canaccord Adams of the fairness opinion. In addition, at the completion of the transaction, Docucorp will pay Canaccord Adams a success fee of $50,000. Docucorp also agreed to reimburse Canaccord Adams for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Canaccord Adams and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Canaccord Adams.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that our stockholders vote to approve the merger agreement, the Docucorp board of directors consulted with management and its financial and legal advisors. The board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•       the current and historical market prices of our common stock, and the fact that the $10.00 per share to be paid for each share of our common stock in the merger represents a significant premium to the market price of Docucorp’s common stock, including a premium of 34.2% to the average closing price for the one-week period ended December 5, 2006 and a premium of 33.3% to the average closing price for the one-year period ended December 5, 2006;

•       the possible alternatives to the proposed merger, including continuing to operate Docucorp on a stand-alone basis, the risks associated with such alternatives and the board’s belief that the merger will maximize stockholder value and is more favorable to our stockholders than any other alternative reasonably available to Docucorp;

•       industry trends and operational challenges affecting Docucorp, including the continuing consolidation of software providers and resulting increased competition from companies with greater resources than Docucorp;

•       the fact that the merger eliminates the risk to Docucorp’s stockholders that Docucorp will not be able to successfully execute its business plan;

•       the fact that the merger consideration is all cash, so that the transaction will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide those stockholders with certainty of value for their shares;

•       the presentation of Canaccord Adams, including its opinion that, as of the date of the applicable opinion and based upon and subject to the factors and assumptions set forth in the applicable opinion, the consideration to be received by the Docucorp stockholders in the proposed merger is fair, from a financial point of view, to those holders;

•       the process that was conducted in 2005 exploring a potential business combination for Docucorp that failed to yield any bona fide offer in excess of $8.00 per share;

•       the terms of the merger agreement, including the limited number and nature of the conditions to Skywire’s obligation to complete the merger, including, among others:

•        the absence of a financing condition to Skywire’s obligation to complete the merger and the financing commitment that Skywire has received from its controlling stockholder, Hall Phoenix/Inwood;

•        the provisions of the merger agreement that allow Docucorp, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding an alternative transaction that Docucorp’s board of directors concludes is superior from a financial point of view to the merger; and

•        the provisions of the merger agreement that provide Docucorp’s board of directors with the ability to terminate the merger agreement prior to stockholder approval of the merger in order to enter into an agreement for a superior proposal (subject to providing Skywire with an opportunity to amend the terms of its merger) subject to paying Skywire’s expenses and a termination fee, and the fact that, in the judgment of the board of directors, the amount of the termination fee would not preclude an interested third party from making an offer for Docucorp;

•       the requirement under Delaware law that the merger be approved by a vote of the holders of majority of the outstanding Docucorp common stock; and

•       the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law.

The board of directors also considered the following risks and other countervailing factors:

•       the risk that the merger might not be completed in a timely manner or at all;

•       the interests of Docucorp’s executive officers and directors in the merger (see “Interests of Our Directors and Executive Officers in the Merger”);

•       the fact that our stockholders will not participate in any future earnings or growth of Docucorp and will not benefit from any appreciation in value of Docucorp following the merger;

•       the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•       the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•       the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, the board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Docucorp and its stockholders. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote “FOR” the proposal to approve the merger agreement. The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered but, with the assistance of its advisors, conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors; Fairness of the Merger

After careful consideration, our board of directors, by unanimous vote:

•       has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Docucorp and its stockholders;

•       has approved the merger agreement; and

•       recommends that Docucorp’s stockholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Docucorp’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Fees and Expenses of the Merger

Docucorp’s estimated fees and expenses in connection with the merger are set forth in the table below:

Docucorp Investment Banking and Legal, Accounting and Other Professional Fees	$410,000
Printing, Proxy Solicitation and Mailing Costs	$55,000
Filing Fees	$77,000
Exchange Agent Fees	$20,000
Miscellaneous	$25,000
Total	$587,000

The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger, other than upon a termination of the merger agreement under specified circumstances under which Docucorp must pay a termination fee to Skywire. The termination fee is equal to Skywire’s documented costs and expenses plus an amount equal to $3.2 million, but in no event will such total exceed $3.9 million. None of these costs and expenses will reduce the $10.00 per share merger consideration to be received by the stockholders.

Regulatory Approvals

State Takeover Statutes.   A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. To the extent that a state takeover statute purports to apply to the merger, Docucorp has agreed to take all actions necessary to exempt the merger from such statute.

Federal Antitrust Laws.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. On January 11, 2007, Docucorp and Skywire filed HSR Act notification forms with the Department of Justice and the Federal Trade Commission. The parties anticipate receiving notice from the Federal Trade Commission indicating that the applicable waiting period has been terminated prior to the date of the special meeting.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to holders of shares of Docucorp common stock (“Shares”) whose Shares are exchanged for cash in the merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of Docucorp. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), temporary, proposed and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. This discussion applies only to stockholders of Docucorp who hold the Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or following the conversion of a note or other financial instrument, or to stockholders who constructively own stock of Docucorp following the merger under Section 302 of the Code. In addition, the discussion does not apply to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules or to any stockholder of Docucorp who, for U.S. federal income tax purposes, is a non-resident alien-individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Finally, this discussion does not consider the effect of any foreign, state or local tax consequences.

Because individual circumstances may differ, each stockholder should consult his own tax advisor to determine the applicability of the rules discussed herein and the particular tax effects of the merger to him, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws.

The exchange of Shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A stockholder who receives cash in exchange for Shares will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of Shares (i.e., stock acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the stockholder’s holding period for such Shares is more than one year. Certain limitations apply to the use of a stockholder’s capital losses.

Delisting and Deregistration of Docucorp Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Appendix A, and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications, limitations and exceptions agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Delaware law, at the completion of the merger, Merger Sub will merge with and into Docucorp. Docucorp will be the surviving company in the merger and continue to exist after the merger as a wholly-owned, privately held subsidiary of Skywire. All of Docucorp’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Docucorp, as the surviving corporation, will continue its corporate existence under the laws of the State of Delaware.

The merger agreement provides that the certificate of incorporation of Merger Sub as in effect on the effective date of the merger will be the certificate of incorporation of Docucorp and that the bylaws of Merger Sub as in effect on the effective date of the merger will be the bylaws of Docucorp until thereafter changed or amended as provided therein or by applicable law. The merger agreement also provides that the directors of Merger Sub on the effective date of the merger will be the directors of Docucorp until their respective successors are duly elected or appointed and qualified, and that the officers of Docucorp on the effective date of the merger will be the officers of Docucorp until their respective successors are duly elected or appointed and qualified.

Effective Time and Closing

The merger will be completed and become effective when the parties file a certificate of merger with the Secretary of State of the State of Delaware. The merger agreement contemplates that the closing will occur on the date on which the special meeting of Docucorp’s stockholders is held or as soon as possible thereafter when all conditions to the merger are satisfied or waived.

Treatment of Common Stock and Options

Common Stock

At the effective time of the merger, each share of Docucorp common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will be converted into the right to receive $10.00 in cash, without interest, other than shares of Docucorp common stock:

•       owned by Skywire or Docucorp or any of their respective subsidiaries immediately prior to the effective time of the merger, which shares shall be cancelled and shall cease to exist without payment of any consideration; and

•       held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares shall be entitled to only such rights as are granted by Delaware law.

After the effective time of the merger, all shares of our common stock upon which merger consideration is payable shall automatically be cancelled and retired and cease to exist, and each of our outstanding stock certificates previously representing shares of common stock that were converted in the merger will represent only the right to receive the merger consideration without any interest and less any required withholding taxes. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Options

At the effective time of the merger, the holders of then outstanding options, whether or not then exercisable, to acquire shares of Docucorp common stock shall in cancellation and settlement thereof receive an amount in cash, less required withholding taxes, equal to the excess, if any, of $10.00 over the exercise price per share of common stock subject to such option for each share subject to such option.

Exchange and Payment Procedures

Immediately prior to the effective time of the merger, Skywire will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares and holder of options to acquire shares of Docucorp common stock with Mellon Investor Services LLC, as the exchange agent. The cash will be invested as directed by Skywire only in certain low-risk investment vehicles.

As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to you and the other Docucorp stockholders. The letter of transmittal and instructions will tell you how to surrender Docucorp common stock certificates in exchange for the merger consideration.

You should not return Docucorp stock certificates with the enclosed proxy card, and you should not forward Docucorp stock certificates to the exchange agent without a letter of transmittal.

Common Stock

You will not be entitled to receive the merger consideration in exchange for your shares of Docucorp common stock until you surrender your Docucorp stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders the certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the exchange agent that those taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Docucorp will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from any consideration paid to the holders of shares of Docucorp stock. Any sum which is withheld and paid to a taxing authority will be deemed to have been paid to the person from whom it is withheld.

None of the exchange agent, Skywire or Docucorp will be liable to any person for any cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger will be delivered to Docucorp, as the surviving corporation in the merger. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Docucorp may only look to Docucorp for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements, including, if required by Skywire, the posting of a bond in a reasonable amount as indemnity against any claim that may be made against the exchange agent, Skywire or Docucorp with respect to that certificate.

Options

If the merger is consummated, you will receive a notice from Docucorp as to the method and timing for the payment of the cash consideration that you will receive in consideration of outstanding stock options. You will not be required to locate or surrender your executed stock option agreement.

Representations and Warranties

You should be aware that the representations and warranties described below, which were made by Docucorp to Skywire in the merger agreement, may be subject to important limitations, qualifications and exceptions agreed to by Skywire, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information” on page 53.

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ proper organization, valid existence, good standing and qualification to do business;

•       the ownership of equity interests in other entities, including the ownership of the equity interests of our subsidiaries;

•       the absence of any outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating us or any of our subsidiaries to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire any equity interest in any of our subsidiaries;

•       our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•       our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement, including the stockholder votes necessary to approve the merger;

•       the absence of violations of or conflicts with our and our subsidiaries’ governing documents, any contract or agreement, court orders or applicable law as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of and filings with governmental entities in connection with entering into the merger agreement and completing the transactions contemplated by the merger agreement;

•       our SEC filings for the last three fiscal years, including the financial statements contained in certain of those filings;

•       the absence of undisclosed liabilities;

•       the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since October 31, 2006;

•       our real properties and real property leases;

•       our and our subsidiaries’ intellectual property, and the absence of infringement on the intellectual property rights of third parties;

•       our material contracts;

•       our and our subsidiaries’ insurance policies;

•       the existence of legal proceedings, investigations and governmental orders;

•       our and our subsidiaries’ compliance with all applicable legal requirements, including the possession of material permits and approvals from government entities;

•       taxes and environmental matters;

•       employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans and the absence of collective bargaining agreements, labor disputes and unfair labor practices;

•       the absence of undisclosed finder’s fees or brokerage or agent’s commissions;

•       the receipt by us of the fairness opinion from Canaccord Adams;

•       the absence of a direct or indirect ownership interest by us or our subsidiaries or any director or executive officer of us or our subsidiaries in any competitor, customer or supplier of ours or the existence of any interest opposed to us or our subsidiaries;

•       the absence of unlawful payments to government officials and others under applicable laws.

•       the truthfulness, accuracy and completeness of the representations, warranties and statements made by us in the merger agreement and the information disclosed in our SEC filings;

•       our relationships with our customers, distributors and partners;

•       the effectiveness of our internal accounting controls under the Securities Exchange Act of 1934 (the “Exchange Act”);

•       the compliance of our export and reexport transactions with applicable U.S. export and reexport controls; and

•       the accuracy, correctness and completeness in all material respects of our and our subsidiaries’ minute books and books of account and other financial records.

Certain of the representations and warranties made by Docucorp are qualified as to “materiality” or “material adverse effect.”  For purposes of the merger agreement, “material adverse effect” as applied to Docucorp means a change, circumstance, event or effect that individually or in the aggregate would be materially adverse to (a) the business, operations, prospects, assets or financial condition of Docucorp or any of its subsidiaries taken as a whole or (b) the validity or enforceability of, or the ability of the Company to peform its obligations under, the merger agreement.

The merger agreement also contains various representations and warranties made by Skywire that are subject, in some cases, to specified exceptions and qualifications. Skywire’s representations and warranties relate to, among other things:

•       its organization, valid existence and good standing;

•       its corporate power and authority to carry on its business and to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with its governing documents, any contract or agreement, court orders or applicable law as a result of entering into the merger agreement and completing the merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•       financing arrangements related to the merger; and

•       the absence of undisclosed investment banking fees, financial advisory fees, brokerage fees or finder’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that unless Skywire gives its prior written consent, between December 6, 2006 and the completion of the merger we and our subsidiaries will conduct business in the ordinary and regular course in substantially the same manner as has been conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment other than in the ordinary and regular course of business.

We have also agreed that during the same time period, unless Skywire gives its prior written consent, and subject to certain agreed upon exceptions, we and our subsidiaries will not:

•       amend our certificate of incorporation or bylaws;

•       issue, sell or grant options, warrants or rights to purchase or subscribe to any of our capital stock;

•       alter the terms of any presently outstanding options to acquire our common stock or the stock option plans or make any changes to our capital structure;

•       make, declare or pay any dividends or other distributions on any shares of our capital stock;

•       redeem, purchase or otherwise acquire any shares of our capital stock or other securities or rights or obligations convertible into or exchangeable for any shares of our capital stock or other securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

•       issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, any class of our capital stock other than shares of Common Stock reserved for issuance pursuant to the exercise of options outstanding on the date of the merger agreement;

•       acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

•       fail to preserve intact our corporate existence, goodwill and business organization, keep our officers and employees available and to preserve our relationships with our suppliers, customers and others having business relations with any us or our subsidiaries;

•       (i) create, incur or assume indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than our subsidiaries, (iii) make any loans or advances to anyone other than our subsidiaries, or (iv) make any capital contributions to, or investments in, anyone other than our subsidiaries, other than any advance or expenditure not exceeding $250,000 made by us or our subsidiaries on behalf of our customers;

•       transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business;

•       enter into any lease, agreement or arrangement with respect to any real property;

•       (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, (iii) grant any stock option or increase in the compensation of any other employees except for salary increases in the ordinary course of business, or (iv) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive, compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by us or our subsidiaries;

•       make or incur (other than in the ordinary course of business) capital expenditures that, when added to all capital expenditures previously made during fiscal 2007, exceed by more than $50,000 our 2007 capital expenditure budget;

•       enter into any agreement or contract the performance of which would involve payment by us after the date of the merger agreement of consideration in excess of $150,000;

•       pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) payment, discharge  or satisfaction of obligations arising in the ordinary course of business properly reflected and reserved against or incurred since October 31, 2006, in the ordinary course of business and (y) the repayment of any indebtedness;

•       fail to perform all of our obligations under all material contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a material contract other than contracts to provide software or services entered into in the ordinary course of business;

•       change any of our accounting policies, except as required by law, rule, regulation or generally accepted accounting principles;

•       fail to prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by us;

•       do any of the following:  make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, change any entity classification election under Treasury Regulation §301.7701-3, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any tax return or the payment of any tax;

•       effect or declare, any split, combination or reclassification of any of our subsidiaries’ equity securities or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for our equity securities or voting interests;

•       fail to maintain any insurance coverage in a manner consistent with past practices;

•       pay any material commissions to sales employees in a manner that differs from the ordinary course of business;

•       enter into or amend any agreement or arrangement that provides customers or any other third parties with enhanced rights or refunds of any nature upon a change of control or consummation of the transactions contemplated by the merger agreement;

•       except in the ordinary course of business, enter into any exclusive arrangements with any person or any arrangements that include a “most-favored nation” or “equally-favored nation” provision;

•       enter into any new line of business or relocate or terminate the operations of any of our offices;

•       adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•       engage in any transaction with any related party except for compensation and expense reimbursement practices in the ordinary course of business;

•       enter into any settlement, conciliation or similar agreement, the performance of which will (i) involve payment of consideration of more than $50,000 in excess of reserves established prior to the date of the merger agreement or (ii) requires us to limit the function or feature of a product that is currently licensed to third parties by us;

•       enter into any contract, license, agreement or arrangement or any series of related contracts, licenses, agreements or arrangements with any person that is not terminable without liability within 30 days, except in the ordinary course of business;

•       enter into any employment, severance or similar agreements (other than “at will” employment agreements) with any person;

•       enter into any agreement which prohibits us from competing with any person; and

•       agree or commit to take or refrain from taking or not to do, as applicable, any of the foregoing actions.

No Solicitation of Transactions

We have agreed that we and our subsidiaries will not, directly or indirectly:

•       solicit or initiate any discussion concerning any acquisition proposal;

•       enter into any negotiations or agreements regarding any acquisition proposal; or

•       intentionally furnish any information to, or take any other action to solicit inquiries from, any entity or group concerning an acquisition proposal.

An “acquisition proposal” is any proposal for a merger, sale of substantial assets, sale of shares of stock or securities, business combination, or other takeover or business combination transaction (including without limitation by way of a tender offer, foreclosure, plan of reorganization or liquidation) involving Docucorp or any of its subsidiaries.

Notwithstanding the foregoing, prior to approval of the merger agreement by our stockholders, we or our board of directors are permitted, in response to an unsolicited bona fide, written acquisition proposal received from a third party on or after December 6, 2006, to provide access and furnish information to, and negotiate and engage in discussions with, such third party in connection with such unsolicited bona fide acquisition proposal, only if:

•       such proposal provides for the acquisition for cash or marketable securities of all of the outstanding shares of our common stock;

•       our board of directors determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the contemplated merger transaction and fully financed or reasonably capable of being financed; and

•       our board of directors determines in good faith, after consultation with its independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to our stockholders under applicable law.

We have also agreed to:

•       immediately notify Skywire of our receipt of an acquisition proposal, or any information request related to an acquisition proposal, or if any person seeks to initiate or continue negotiations or discussions in connection with an acquisition proposal;

•       promptly deliver to Skywire any written inquiries or proposals received by us relating to an acquisition proposal; and

•       give Skywire prompt notice if our board of directors determines that in the exercise of its good faith judgment as to its fiduciary duties to stockholders that it will enter into negotiations with, or furnish any information to, any person or group concerning an acquisition proposal.

Access to Information

Docucorp and its subsidiaries and their directors, officers, employees, auditors and agents have agreed to provide to the representatives and agents of Merger Sub, Skywire and the anticipated sources of financing for the merger, reasonable access to their financial operating and other data and information, facilities, offices, properties and personnel. Merger Sub and Skywire have agreed to keep confidential all information received by them in accordance with the confidentiality agreement among Skywire, Merger Sub and Docucorp.

Antitrust Laws

Docucorp and Skywire agreed that they shall make any and all filings required under the HSR Act. Docucorp and Skwyire filed an application under the HSR Act with the Department of Justice and Federal Trade Commission on January 11, 2007. The parties anticipate receiving notice from the Federal Trade Commission indicating that the applicable waiting period under the HSR Act has been terminated prior to the date of the special meeting. Docucorp and Skywire will split equally the applicable filing fee and agreed to assist each other in connection with the preparation of such filings.

Proxy Statement, Special Meeting of Stockholders and Board Recommendation

We have agreed to prepare and file this proxy statement with the SEC, and to call a special meeting of our stockholders as soon as practicable for the purpose of obtaining stockholder approval of the merger agreement. We have also agreed to use reasonable best efforts to solicit from our stockholders proxies in favor of approval of the merger agreement and to include in this proxy statement our board of directors’ recommendation that our stockholders approve the merger agreement.

Agreement to Notify

Docucorp, Skywire and Merger Sub have each agreed to notify each other of any certain facts, events or circumstances which are likely to result in a material adverse effect, or a material inaccuracy in a representation or warranty, or a material failure to comply with or satisfy a covenant, condition or agreement in the merger agreement.

Public Announcements

Docucorp, Skywire and Merger Sub have agreed to consult with each other before issuing any press release or making any public statements with respect to the merger.

Further Assurances and Cooperation

Docucorp, Skywire and Merger Sub have all agreed to use their commercially reasonable best efforts to perform their obligations under the merger agreement and to take, or cause to be taken, or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under the merger agreement and to cause the merger and the other transactions contemplated by the merger agreement to be carried out promptly in accordance with the terms of the merger agreement.

Directors’ and Officers’ Insurance

If the merger is effected, Docucorp shall continue in effect for six years following the merger, for the benefit of the current Docucorp officers and directors, Docucorp’s current directors and officers’ liability insurance covering those persons who are covered on December 6, 2006. However, Docucorp shall not be required to expend an amount per year more than two times the most recent annual premium for the policy.

Conditions to the Merger

The obligations of Docucorp to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       Compliance.   Skywire shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of the merger agreement to be complied with or performed by Skywire on or before the effective time of the merger.

•       Representations and Warranties.   Skywire’s representations and warranties shall be true and correct in all material respects at and as of the effective time of the merger.

•       Certificates.   Docucorp shall have received one or more certificates executed by an executive officer of Skywire to the effect that certain conditions have been satisfied.

•       Stockholder Approval.   The merger agreement shall have been approved and adopted by the requisite percentage of our stockholders.

•       Consents; Litigation.   The parties must have obtained all required authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by governmental entities that would prevent the merger from occurring if not obtained.

The obligations of Skywire to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       Compliance.   Docucorp shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of the merger agreement to be complied with or performed by Docucorp on or before the effective time of the merger.

•       Representations and Warranties.   Docucorp’s representations and warranties (i) that are not qualified by a materiality standard shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the effective time of the merger and (ii) that are qualified by a materiality standard shall be true and correct when made and as of the effective time of the merger.

•       Certificates.   Skywire shall have received one or more certificates executed by an executive officer of Docucorp to the effect that certain conditions have been satisfied.

•       Consents; Litigation.   The parties must have obtained all required authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by governmental entities that would prevent the merger from occurring if not obtained.

•       Appraisal Rights.   The aggregate number of shares held by person exercising appraisal rights under Delaware law shall not exceed 10% of the total number of Docucorp shares outstanding as of the record date.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•       by mutual written consent of the parties;

•       by Skywire if there has been a material misrepresentation or breach of warranty in the representations and warranties of Docucorp or a failure to perform in any material respect a covenant on the part of Docucorp with respect to its representations, warranties and covenants;

•       by Docucorp if there has been a material misrepresentation or breach of warranty in the representations and warranties of Skywire set forth herein or a failure to perform in any material respect a covenant on the part of Skywire with respect to its representations, warranties and covenants set forth in this Agreement;

•       by either Skywire or Docucorp if the transactions contemplated by the merger agreement have not been consummated by April 30, 2007, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions to be performed or observed by it at or before the effective time of the merger;

•       by either Docucorp or Skywire if the transactions contemplated by the merger agreement violate any nonappealable final order, decree, or judgment of any court or governmental entity having competent jurisdiction;

•       by Docucorp if its board of directors withdraws or adversely modifies or changes its recommendation to its stockholders to approve the merger agreement and the merger in order to approve and permit Docucorp to execute a definitive agreement providing for a superior proposal; provided that (i) at least five business days prior to terminating for this reason Docucorp has provided Skywire with written notice advising Skywire that Docucorp’s board of directors has received a superior proposal that it intends to accept, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and (ii) Docucorp shall have caused its financial and legal advisors to negotiate in good faith with Skywire to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would not longer constitute a superior proposal; and further provided that simultaneously with any termination of the merger agreement for this reason, Docucorp shall pay to Skywire the termination fee; and

•       by Skywire if (i) Docucorp’s board of directors withdraws or materially modifies or changes its recommendation to the stockholders of Docucorp to approve the merger agreement and the merger, (ii) Docucorp notifies Skywire of its intention to exercise its rights with respect to an acquisition proposal and within 10 days thereafter, Docucorp has not notified Skywire that it has determined not to pursue, and has ceased and terminated all discussions, negotiations and exchanges of information concerning, such acquisition proposal or (iii) upon a vote thereon at the stockholder’s special meeting, the merger agreement shall not have been adopted by the required number of stockholders.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Skywire nor Merger Sub nor Docucorp will have any liability under the merger agreement, except that:

•       the parties will remain liable for any breach of the merger agreement;

•       if applicable to the circumstances under which the merger agreement was terminated, Docucorp will remain liable for payment of the termination fee and expenses to Skywire; and

•       each party will remain liable for its own costs and expenses in connection with the merger and the merger agreement, other than under the circumstances in which Docucorp must reimburse Skywire for its expenses.

Termination Fees

The merger agreement provides that Docucorp will be required to pay a termination fee to Skywire if the merger agreement is terminated for the following reasons:

•       by Docucorp, if its board of directors withdraws or adversely modifies or changes its recommendation to its stockholders to approve the merger agreement and the merger in order to permit Docucorp to execute a definitive agreement providing for a superior proposal;

•       by Skywire, if (i) Docucorp’s board of directors withdraws or materially modifies or changes its recommendation to the stockholders of Docucorp to approve the merger agreement and the merger or (ii) Docucorp notifies Skywire of its intention to exercise its rights with respect to an acquisition proposal and within 10 days thereafter, Docucorp has not notified Skywire that it has determined not to pursue, and has ceased and terminated all discussions, negotiations and exchanges of information concerning, such acquisition proposal; or

•       if prior to the termination of this Agreement but on or before April 30, 2007, or within 12 months following termination of this Agreement because the required stockholder approval was not obtained, Docucorp enters into a definitive agreement with respect to an acquisition proposal with any person or group (other than Skywire or an affiliate of Skywire), and such transaction (including any revised transaction based upon the acquisition proposal) is thereafter consummated.

The termination fee will be equal to Skywire’s documented fees and expenses plus an amount equal to $3.2 million, but in no event will the total exceed $3.9 million.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

Skywire and Docucorp may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the approval of the merger agreement by the Docucorp stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of common stock of Docucorp will be converted upon consummation of the merger.

Extension; Waiver

At any time prior to the completion of the merger, Skywire and Docucorp, to the extent legally allowed, may:

•       extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•       waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•       waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, except with respect to the termination fee described under “—Termination Fees,” all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, Docucorp’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of the stockholders generally. The board of directors was aware of and considered these interests in deciding to approve the merger agreement and the merger.

Employment Agreements

In January 1997, we entered into an employment agreement with Michael D. Andereck. The employment agreement has an indefinite term and provides that Mr. Andereck’s salary is to be reviewed annually by the Board of Directors. Effective August 1, 2006, the Board of Directors set Mr. Andereck’s annual base salary for fiscal 2007 at $393,000. In addition to base salary, the agreement allows for discretionary bonuses, participation in any 401(k) plan and stock option plan maintained by us and other fringe benefits that we maintain for our top-level executives. The agreement also contains severance provisions, which if triggered, entitle Mr. Andereck to monthly severance payments in an amount equal to Mr. Andereck’s then-current monthly salary for a period of up to 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by us without cause, termination of employment by Mr. Andereck for good reason (which includes a material failure of us to observe or perform any material term of the employment agreement, the exclusion of Mr. Andereck from participation in any new compensation or benefit arrangement offered to similarly situated employees or a reduction in Mr. Andereck’s level of responsibility, position, authority or duties), resignation by Mr. Andereck with 60 days notice or total disability. The employment agreement also provides a non-competition provision prohibiting Mr. Andereck from competing against us while employed by us and for one year following the termination of employment of Mr. Andereck.

Skywire has required that, as a condition to the consummation of the merger, Mr. Andereck amend his employment agreement in the following manner:

•       Mr. Andereck will agree to become Executive Chairman of Docucorp and relinquish his title and role of President and Chief Executive Officer.

•       Mr. Andereck will not be entitled to participate in any bonus or equity compensation plan of the surviving corporation after the merger.

•       The term of Mr. Andereck’s employment will be six months, unless extended by Skywire.

•       Mr. Andereck will no longer be entitled to severance payments if he voluntarily resigns his employment.

•       The term of Mr. Andereck’s non-competition covenant will be extended for one additional year.

Mr. Andereck has advised Docucorp that he will execute the amendment to his employment agreement such that this condition to the merger will be satisfied.

On May 1, 2006, Docucorp entered into an employment agreement with J. Robert Gary as part of his appointment as Docucorp’s Senior Vice President Finance/Administration and Chief Financial Officer. Pursuant to the employment agreement, Docucorp has agreed to pay Mr. Gary an annual base salary of $250,000 and an annual bonus based upon meeting such objectives as are set by our Board of Directors. The agreement provides Mr. Gary a lump sum severance payment equal to 12 months base salary in the event of his termination of employment without cause. Docucorp has also agreed to reimburse Mr. Gary for a portion of any excise tax, which may be assessed under the Internal Revenue Code in the event of a termination of his employment arising from a change of control of Docucorp, such as the merger. The employment agreement also provides a non-competition provision prohibiting Mr. Gary from competing against us while employed by Docucorp and for two years following the termination of employment of Mr. Gary.

Stock Options

Certain of Docucorp executive officers and directors hold options to purchase Docucorp common stock. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase common stock of Docucorp, whether or not vested, will be cancelled in exchange for the right to receive, for each share subject to such option, a cash payment equal to the amount by which the $10.00 per share merger consideration exceeds the per share exercise price of the option, without interest, less any applicable withholding taxes. Pursuant to the terms of the option plans, all options will vest upon the consummation of the merger. The following table sets forth certain information with respect to “in-the-money” options, which are options having a per share exercise price that is less than $10.00, held as of the date hereof by each director, executive officer and all executive officers as a group:

Name	Number of Shares Subject to In-the-Money Options	Weighted Average Exercise Price of In-the-Money Options	Consideration for In-the-Money Options(1)
Milledge A. Hart, III	96,500	$4.19	$560,675
Michael D. Andereck	220,000	$4.99	$1,102,500
Anshoo S. Gupta	132,500	$3.96	$800,875
John D. Loewenberg	118,258	$4.04	$704,278
George F. Raymond	92,500	$4.22	$534,275
Arthur R. Spector	76,500	$4.40	$428,675
B. Bruce Dale	135,000	$4.82	$698,985
J. Robert Gary	—	—	—
Kerry K. LeCrone	39,000	$6.98	$117,840
James R. Skinner	95,000	$5.62	$416,550
All executive officers as a group (five persons)	489,000	$5.22	$2,335,875

(1)          The aggregate consideration to be paid upon the merger for all vested and unvested options is calculated by subtracting the per share exercise price of the options (if less than $10.00 per share) from $10.00 and multiplying the amount of this difference by the total number of option shares. The amount actually payable to the executive officers will be reduced by the amount of any required withholding taxes.

Restricted Stock

All of Docucorp’s executive officers and outside directors have been granted restricted shares of Docucorp common stock. Upon stockholder approval of the merger, all of the restricted stock that has been granted will vest and all restrictions on those shares will immediately lapse. Upon consummation of the merger, the holders of those shares of previously restricted stock will be entitled to receive the merger consideration of $10.00, less any applicable withholding taxes, for each share of previously restricted stock. The following table sets forth, for each director and named executive officer and all executive officers as a group, the number of shares of restricted stock held as of the date hereof:

Name	Number of Shares Whose Vesting Would Accelerate	Dollar Value of Accelerated Shares(1)
Milledge A. Hart, III	3,500	$35,000
Michael D. Andereck	81,942	$819,420
Anshoo S. Gupta	3,500	$35,000
John D. Loewenberg	3,500	$35,000
George F. Raymond	3,500	$35,000
Arthur R. Spector	3,500	$35,000
B. Bruce Dale	37,029	$370,290
J. Robert Gary	64,000	$640,000
Kerry K. LeCrone	37,029	$370,290
James R. Skinner	37,029	$370,290
All executive officers as a group (five persons)	257,029	$2,570,290

(1)          Number of shares whose vesting would accelerate as a result of the merger multiplied by $10.00.

Indemnification and Insurance

The merger agreement requires that, for periods both before and after the effective time of the merger, Docucorp (or any successor) shall indemnify, defend and hold harmless the present and former officers and directors of Docucorp and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses incurred by reason of the fact that such person is or was an officer or director of Docucorp or any of its subsidiaries or for any claims arising from or pertaining to the transactions contemplated by the merger agreement. If the merger is consummated, Docucorp shall continue in effect for six years following the merger, for the benefit of the current Docucorp officers and directors, directors and officers’ liability insurance on no less favorable terms than the current policy. However, Docucorp shall not be required to expend more than two times the most recent annual premium for the policy.

Docucorp’s certificate of incorporation permits indemnification to the fullest extent permissible under the corporation laws of the State of Delaware. Docucorp’s bylaws require Docucorp to indemnify any person who was or is an authorized representative of Docucorp and who was or is a party or who is threatened to be made a party to any corporate proceeding by virtue of the fact that such person was or is an authorized representative of Docucorp, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, and not opposed to, the best interests of Docucorp, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to Docucorp unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under

Docucorp’s bylaws to the extent of expenses actually and reasonably incurred to the extent that an authorized representative of Docucorp has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, matter or issue therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors or by independent legal counsel in a written legal opinion to the stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Docucorp common stock as of December 19, 2006 for (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of Docucorp Common Stock, (ii) each director, (iii) our Chief Executive Officer and four other most highly compensated executive officers, and (iv) all of the directors and current executive officers of Docucorp as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares. Unless otherwise indicated, the address of each person identified below is 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240.

	Shares Owned
Name	Number	Percent
Milledge A. Hart, III(1)	348,099	2.7%
Michael D. Andereck(2)	1,199,729	9.4
Anshoo S. Gupta(3)	154,249	1.2
John D. Loewenberg(4)	174,538	1.4
George F. Raymond(5)	121,374	*
Arthur R. Spector(6)	104,418	*
B. Bruce Dale(7)	257,527	2.0
J. Robert Gary(8)	64,000	*
Kerry K. LeCrone(9)	92,020	*
James R. Skinner(10)	135,267	1.1
All Directors and Executive Officers as a group (10 persons)	2,651,221	20.7
RGM Capital(11)	1,138,607	9.7
Wellington Management Co. L.L.P.(12)	617,739	5.3
BlueLine Partners, LLC(13)	663,415	5.7

                 * Less than one percent.

       (1) Includes 106,500 shares of Common Stock issuable pursuant to exercisable stock options and 3,500 shares of restricted stock.

       (2) Includes 96,678 shares held in a trust, which is not in Mr. Andereck’s control. Mr. Andereck disclaims any beneficial ownership as to such shares. In addition, includes 220,000 shares of Common Stock issuable pursuant to exercisable stock options and 81,942 shares of restricted stock.

       (3) Includes 142,500 shares of Common Stock issuable pursuant to exercisable stock options and 3,500 shares of restricted stock.

       (4) Includes 128,258 shares of Common Stock issuable pursuant to exercisable stock options and 3,500 shares of restricted stock.

       (5) Includes 102,500 shares of Common Stock issuable pursuant to exercisable stock options and 3,500 shares of restricted stock.

       (6) Includes 86,500 shares of Common Stock issuable pursuant to exercisable stock options and 3,500 shares of restricted stock.

       (7) Includes 135,000 shares of Common Stock issuable pursuant to exercisable stock options and 37,029 shares of restricted stock.

       (8) Includes 64,000 shares of restricted stock.

       (9) Includes 39,000 shares of Common Stock issuable pursuant to exercisable stock options and 37,029 shares of restricted stock.

(10) Includes 95,000 shares of Common Stock issuable pursuant to exercisable stock options and 37,029 shares of restricted stock.

(11) Based on Schedule 13D filed on November 17,  2006. The address of RGM Capital is 6621 Willow Park Drive, Suite 100, Naples. FL 34109.

(12) Based on Schedule 13F filed on November 14, 2006. The address of Wellington Management Co. L.L.P. is 75 State Street, Boston, Massachusetts 02109.

(13) Based on Schedule 13D filed on December 15, 2006. Represents beneficial ownership of 652,514 shares held directly by BlueLine Capital Partners, L.P. and 10,901 shares held directly by BlueLine Capital Partners II, L.P. BlueLine Partners, LLC is the sole general partner of both entities. The address of the principal business office of BlueLine Partners, LLC is 4115 Blackhawk Plaza Circle, Suite 100, Danville, California 94506.

MARKET PRICE DATA AND DIVIDENDS ON COMMON STOCK

Docucorp common stock is traded on the Nasdaq Global Market under the symbol “DOCC.” The following table sets forth, for the indicated periods, the high and low closing sale prices for the Docucorp common stock as reported by the Nasdaq Global Market. The stock prices do not include retail mark-ups, mark-downs or commissions.

	Docucorp Common Stock
	High	Low	Dividend
	(Dollars per Share)
Calendar 2006
October 1—December 31	10.18	7.21	N/A
July 1—September 30	8.18	6.94	N/A
April 1—June 30	8.79	7.20	N/A
January 1—March 31	8.40	6.01	N/A
Calendar 2005
October 1—December 31	7.16	5.75	N/A
July 1—September 30	7.36	6.50	N/A
April 1—June 30	8.00	6.06	N/A
January 1—March 31	10.40	7.30	N/A
Calendar 2004
October 1—December 31	9.53	8.30	N/A
July 1—September 30	8.62	6.90	N/A
April 1—June 30	13.00	7.20	N/A
January 1—March 31	14.30	10.30	N/A

On December 5, 2006, the last trading day prior to public announcement of the merger, the last sale price of Docucorp common stock as reported on the Nasdaq Global Market was $7.50 per share. On January 8, 2007, the latest practicable date prior to the mailing of this proxy statement, the last reported sale price of Docucorp common stock as reported on the Nasdaq Global Market was $9.96 per share.

The holders of Docucorp common stock are entitled to receive dividends when and if declared by Docucorp’s board of directors out of funds legally available therefor. Docucorp has not declared dividends in the past three fiscal years.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, any holder of our common stock who does not wish to accept the $10.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Appendix C. All references in Section 262 of the DGCL or in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger agreement is submitted for adoption at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes Docucorp’ notice, and we have attached Section 262 of the DGCL to this proxy statement as Appendix C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•       The stockholder must NOT vote in favor of adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, therefore a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote “AGAINST” the merger agreement or “ABSTAIN”. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect to Docucorp common stock so voted and will nullify any previously filed written demands for appraisal.

•       The stockholder must deliver to us a written demand for appraisal of his or her Docucorp common stock BEFORE the vote on the adoption of the merger agreement at the special meeting.

•       The stockholder must continuously hold the shares from the date of making the demand through the effective date of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the merger.

•       The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective date of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote. A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand fulfilling all the requirements of Section 262 of the DGCL to: Docucorp International, Inc., 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240, Attention: Corporate Secretary.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective date of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

Upon completion of the merger, we will give written notice of the effective date of the merger within 10 days of such time to each of our former stockholders who did not vote in favor of adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective date of the merger, but not later, either Docucorp or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to file such a petition within the specified period could nullify previously written demands for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from Docucorp, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. Docucorp must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If any party files a petition for appraisal in a timely manner, the surviving corporation will then be obligated, within 20 days after receiving a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom an agreement as to the value of their shares has not been reached. The Delaware Court of Chancery will then determine through a hearing which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder. The Delaware Court of Chancery will thereafter determine through a hearing the fair value of the shares of our common stock formerly held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value upon surrender by such holders of the certificates representing those shares of Docucorp common stock.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to Docucorp and the stockholders participating in the appraisal proceeding as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $10.00 per share merger consideration. The opinion of Canaccord Adams delivered to the special committee as to the fairness, from a financial point of view, of the merger consideration does not in any manner address fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective date of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective date of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to Docucorp a written withdrawal of the demand for appraisal and acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Docucorp and must, to be effective, be made within 120 days after the effective date and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Under the merger agreement, Skywire and Merger Sub are not required to complete the merger if holders of 10% or more of our outstanding common stock as of the effective date of the merger demand appraisal of their shares in accordance with Delaware law.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Docucorp has received contrary instructions from one or more of the stockholders. Docucorp will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Docucorp International, Inc., 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240,

telephone: (214) 891-6500. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Docucorp at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders. We must have received any proposals of stockholders intended to be presented at our annual meeting of stockholders in 2007 on or before August 1, 2007 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any other stockholder proposals to be considered for presentation at our annual meeting of stockholders in 2007, although not included in our proxy statement and proxy for that meeting, also must have been received on or before August 1, 2007 and be submitted in accordance with the requirements set forth in our bylaws.

Stockholder proposals should be sent to Docucorp International, Inc., 5400 LBJ Freeway, Suite 300, Dallas, Texas 75240. We urge that any stockholder proposals be sent certified mail, return-receipt requested.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings, including this prospectus and the registration statement of which it is a part, are available over the Internet via the SEC’s EDGAR system at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, DC 20459. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at our website at http://www.docucorp.com. We do not intend for information contained in our website to be part of this proxy statement.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of December 6, 2006, by and among Skywire Software, LLC, a Texas limited liability company (the “Purchaser”), Skywire Star Acquisition Corp., a Delaware corporation (“Merger Sub”), and Docucorp International, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and conditions set forth herein, and the Company’s Board of Directors has resolved to recommend its acceptance by the Company’s stockholders; and

WHEREAS, Purchaser has formed the Merger Sub as a wholly-owned subsidiary for the purpose of consummating such acquisition;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Purchaser and Merger Sub to enter into this Agreement, the members of the Board of Directors of the Company are executing and delivering support agreements (the “Support Agreements”) substantially in the form attached hereto as Exhibit A, to Purchaser;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
THE MERGER

1.1        Merger.

In accordance with the provisions of the Delaware General Corporation Law (“DGCL”), at the Effective Date , Merger Sub shall be merged (the “Merger”) into the Company, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.

1.2        Continuing of Corporate Existence.

Except as may otherwise be set forth herein, the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Merger Sub, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Sub shall thereafter cease except to the extent continued by statute.

1.3        Effective Date.

The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Date.”

1.4        Corporate Governance.

(a)        The Certificate of Incorporation of the Merger Sub, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation.

(b)        The Bylaws of the Merger Sub, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

(c)        The members of the Board of Directors of the Surviving Corporation shall be the Persons constituting the Board of Directors of Merger Sub as of the Effective Date.

(d)        Unless the Purchaser otherwise sets forth in writing, the officers of the Surviving Corporation shall be the Persons holding such offices in the Company as of the Effective Date.

1.5        Effects of the Merger.

The Merger shall have the effects on the rights and obligations of the Surviving Corporation as set forth in the applicable provisions of the DGCL.

1.6        Closing.

Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company in Dallas, Texas, commencing at 10:00 a.m., local time, on the date (i) on which the Special Meeting of the Company’s stockholders occurs or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between the Purchaser and the Company. The day on which the Closing shall occur is referred to herein as the “Closing Date.” Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of Delaware and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

ARTICLE 2
CONVERSION OF SHARES; TREATMENT OF OPTIONS

2.1        Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

(a)        Each share of common stock, $.01 par value per share, of the Company (“Company Common Stock”), which shall be outstanding immediately prior to the Effective Date (other than shares owned by Purchaser or the Company or any of their respective subsidiaries, all of which shall be canceled, and Dissenting Shares (the “Converted Shares”) shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $10.00 per share (the “Merger Price”) in cash without any interest thereon.

(b)        Each share of Common Stock, $.01 par value, of Merger Sub which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation.

2.2        Dissenting Shares.

Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the consideration provided for in Section 2.1 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 2.1. If any holder of Company Common Stock shall assert the right to be paid the fair value of such Company Common Stock as described above, the Company shall give Purchaser prompt notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, Purchaser will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

2.3        Stock Option Plans.

At the Effective Date, the holders of then outstanding options to purchase shares of Company Common Stock under the Company’s stock option plans (the “Stock Option Plans”), whether or not then exercisable (collectively the “Options”) shall, in cancellation and settlement thereof, receive for each share of Company Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Price and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the “Option Consideration”). The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Stock Option Plans shall terminate as of the Effective Date, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Date. Prior to the Closing, the Company shall take all action necessary to (i) ensure that, following the Effective Date, no participant in the Stock Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

2.4        Adjustment.

If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, then the consideration to be received pursuant to this Article 2 by the holders of shares of Company Common Stock and/or Options shall be adjusted to accurately reflect such change.

2.5        Exchange Agent.

(a)        Purchaser shall authorize the Company’s transfer agent, or other corporate trust operation selected by Purchaser and reasonably acceptable to the Company, to serve as exchange agent hereunder (the “Exchange Agent”). Immediately prior to the Effective Date, Purchaser shall deposit or shall cause to be deposited in trust with the Exchange Agent the cash amount of the Merger Price and Option Consideration with respect to each Converted Share and Option, as the case may be (such cash amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may be invested by the Exchange Agent as directed by Purchaser only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank having at least $100,000,000 in assets (collectively, “Permitted Investments”) or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Purchaser as and when requested by Purchaser. The Exchange Agent shall, pursuant to irrevocable instructions received from Purchaser, pay the Merger Price and Option Consideration with respect to such Converted Share and Option, as the case may be, as provided for in this Article 2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Purchaser and Company prior to the Effective Date.

(b)        As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of Company Common Stock (the “Certificates”) and to each holder of Options under the Stock Option Plans recorded on Company’s books a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates and Options for payment therefor and conversion thereof, which letter of transmittal shall be prepared by the Purchaser and shall be reasonably acceptable to the Company, and shall comply with all applicable rules of the Nasdaq.

(c)        Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the cash consideration to which such holder shall have become entitled pursuant to this Article 2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates.

(d)        Options shall be cancelled as of the Effective Date and upon the occurrence of the Effective Date the holder of each Option shall be entitled to receive in exchange therefor a check representing the cash consideration to which such holder will have become entitled pursuant to this Article 2 (less applicable withholding taxes). No interest will be paid or accrued on the cash payable upon the cancellation of Options.

(e)        If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a check representing cash to such other Person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of Company and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in this Article 2. All payments in respect of shares of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

(f)         In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof will be required to tender a notarized affidavit of lost certificate, including an agreement to indemnify the Surviving Corporation in the event that a bona fide holder in due course submits the Certificate and seeks to receive the merger consideration payable in respect thereof, and may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Purchaser a bond in such reasonable sum as Purchaser may direct as indemnity against any claim that may be made against the Exchange Agent, Purchaser or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

(g)        After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article 2. From and after the Effective Date, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock represented thereby, except as otherwise provided for herein or by applicable Law.

(h)        Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six months after the Effective Date shall be returned to Purchaser, upon demand, and any holder of Company Common Stock who has not theretofore complied with Section 2.5(c) shall thereafter look only to Purchaser for payment of the consideration to which such holder has become entitled pursuant to this Article 2. Notwithstanding any provision of this Agreement to the contrary, none of the Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any amount properly paid from the Exchange Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)         If any Certificates shall not have been surrendered prior to three years after the Effective Date (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Body), any such portion of the Exchange Fund in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.6        Subsequent Actions.

If at any time after the Effective Date the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

3.1        Organization and Good Standing of Company.

Each of the Company Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2        Capital Stock of Company Subsidiaries and Other Ownership Interests.

Exhibit 21.1 to the Company’s Report on Form 10-K for the year ended July 31, 2006 (the “Current 10-K”), a copy of which is attached hereto as Schedule 3.2, sets forth a true and complete list of all corporations, partnerships and other entities in which the Company owns any equity interest (the “Company Subsidiaries”) and the jurisdiction in which each Company Subsidiary is incorporated or organized. Each Company Subsidiary is owned directly or indirectly 100% by the Company, and no Person has an option, warrant, subscription, or contractual right to purchase any equity security of any of the Company Subsidiaries, either from the Company or from any Company Subsidiary. The shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any and all Liens.

3.3        Foreign Qualification.

Each Company Entity is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify has had or would reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means a change, circumstance, event or effect that individually or in the aggregate would be materially adverse to (a) the business, operations, prospects, assets or financial condition of the Company Entities taken as a whole or (b) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Agreement.

3.4        Corporate Power and Authority.

Each of the Company Entities has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated herein has been duly authorized by all necessary corporate action and no other corporate action is necessary other than the approval of this Agreement and the Merger by its stockholders. The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, (ii) determining that the terms of this Agreement are fair to and in the best interest of the Company’s stockholders, (iii) declaring the advisability of this Agreement and (iv) resolving to recommend acceptance of this Agreement and the transactions contemplated hereby to the Company’s stockholders, which resolutions, subject to the Board of Directors’ rights set forth in Section 5.4, have not been subsequently rescinded, modified or withdrawn in any way. The action taken by the Board of Directors of the Company constitutes approval of the transactions contemplated herein by the Board of Directors of the Company under the provisions of Section 203 of the DGCL, and no other state takeover statute is applicable to the transactions contemplated herein or this Agreement. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Required Stockholder Approval”) is the only vote or approval of the holders of any securities of any Company Entity that is necessary to adopt this Agreement.

3.5        Binding Effect.

This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights; (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (iii) rights to indemnification may be limited by considerations of public policy.

3.6        Absence of Restrictions and Conflicts.

Except as set forth on Schedule 3.6 or as specifically set forth herein, the execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any Lien under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of any Company Entity, (ii) the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which any Company Entity is a party or by which any of them or any of their properties or assets is bound, (iii) any decree, judgment, writ, injunction, or order of any court or Governmental Body to which any Company Entity is a party or by which Company, any Company Entity or any of their respective properties is bound, or (iv) any Law, regulation, permit, license or rule applicable to any Company Entity other than, with respect to clauses (ii), (iii) and (iv), any such violation, conflict, breach or default which would not have a Company Material Adverse Effect. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable state securities Laws or as set forth on Schedule 3.6, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body with respect to any Company Entity is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.7        Company SEC Reports.

The Company has duly filed with the Securities and Exchange Commission (the “SEC”) the following: (i) the Current 10-K, (ii) the Form 10-Q for the quarter ended October 31, 2006 (the “Current 10-Q”) and (iii) the proxy statement relating to the Company’s meeting of stockholders on December 5, 2006 (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For at least the past three fiscal years, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

3.8        Capitalization of the Company.

Except as set forth on Schedule 3.8(i), the authorized and outstanding capital stock of the Company is as set forth on its Consolidated Balance Sheet comprising a part of the Current 10-Q (the “Most Recent Balance Sheet”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Schedule 3.8(ii) lists the name of each record holder of any Option, the number of Options held by such record holder, and the exercise price of each such Option. Except as set forth on Schedule 3.8(ii), there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating any Company Entity to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of any Company Entity or obligations of any Company Entity to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the any Company Entity to repurchase, redeem or otherwise acquire any capital stock of any Company Entity or Affiliate of any Company Entity or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Entity or any other Person.

3.9        Financial Statements.

(a)        The financial statements (including the related notes thereto) set forth in the SEC Reports (the “Company Financial Statements”) have been prepared from and are in accordance with, the books and records of the Company Entities, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company Entities as at the dates thereof and for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Since October 31, 2006, there has been no change in accounting principles applicable to, or methods of accounting utilized by any Company Entity except as noted in the Company Financial Statements.

(b)        No Company Entity has any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except (i) liabilities accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto or (ii) liabilities which are incurred in the ordinary course of business since October 31, 2006 and which do not exceed $50,000 (other than those set forth on Schedule 3.9(b)).

3.10                Absence of Certain Changes.

Since October 31, 2006, and except as set forth in the SEC Reports or on Schedule 3.10, there has not occurred any events or changes (including the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and no Company Entity has:

(a)        suffered any damage or destruction to or loss of property or assets, that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)        sold, licensed to any third party or otherwise disposed of any assets that are material, individually or in the aggregate, to the Company Entities taken as a whole, except for software licenses to customers entered into in the ordinary course of business;

(c)        entered into, modified, or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

(d)        guaranteed the indebtedness or obligations of any Person, granted any Lien, or agreed to the imposition of any restriction or charge of any kind with respect to any material assets;

(e)        purchased, licensed from any third party or otherwise acquired any assets or made any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate or outside of the ordinary course of business;

(f)         written up, written down or written off the book value of any material amount of assets by more than $25,000 individually or $50,000 in the aggregate or outside of the ordinary course of business;

(g)        declared, paid or set aside for payment any dividend or distribution with respect to the Company’s capital stock;

(h)        effected or declared, any split, combination or reclassification of any of the Company’s capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company;

(i)         redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of the Company’s capital stock or securities (other than shares issued upon exercise of the Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

(j)         entered into, adopted or amended any employee benefit plan;

(k)        implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”);

(l)         entered into or amended any collective bargaining agreement with a representative of any unit of employees or been a party to any proceeding or order under which any union is certified as the authorized representative for any unit of employees;

(m)      entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement of consideration in excess of $50,000 for any one claim and in excess of $100,000 in the aggregate;

(n)        made any loan to, or entered into any other transaction with, any of its directors or officers, or any of its employees outside the ordinary course of business;

(o)        granted any increase in compensation of or made any material changes in the employment terms of any of its directors or officers or any of its employees outside the ordinary course of business;

(p)        amended or resolved to amend any Company Entity’s certificate of incorporation or bylaws or other applicable governing documents;

(q)        failed to maintain insurance coverage consistent with past practices;

(r)        entered into any employment or severance agreement or arrangement or any agreement or arrangement with any officer, director or employee or any agreement or arrangement that would require the Company to make payments to any officer, director or employee in connection with the transactions contemplated by this Agreement;

(s)        made or changed any tax election or adopted any new annual accounting period;

(t)         changed any accounting method or principal, made changes to or drawn-down upon any reserves (except for changes in reserves that are in the ordinary course of business), or changed any policies or practices concerning payment processing;

(u)        filed any amended Tax Return, changed any entity classification election under Treasury Regulation §301.7701-3, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, or omited to take any action relating to the filing of any Tax Return or the payment of any Tax;

(v)        received notification of any Material Customer that it intends to terminate or not renew its agreement with the Company;

(w)       granted any Option or issued any Company Common Stock (other than issuances upon exercise of previously granted Options);

(x)        delayed, postponed, or accelerated the payment of any material accounts payable;

(y)        canceled, compromised, or waived any material claim;

(z)        except to the Purchaser and its representatives, disclosed any Company Trade Secret other than in the ordinary course of business;

(aa)      entered into any non-compete with any Person;

(bb)     entered into an exclusive license of any Company Intellectual Property;

(cc)      promoted any person to, or hired a person as, an officer of any Company Entity; or

(dd)     entered into any agreement or understanding to do any of the foregoing.

3.11     Litigation and Government Claims.

Except as disclosed in the Company SEC Reports or on Schedule 3.11, there is no pending, or to the Knowledge of the Company, threatened, suit, claim, charge, grievance, action or litigation, or administrative, arbitration or other proceeding or investigation or inquiry by any Governmental Body against any Company Entity or to which their businesses or assets are subject. No Company Entity is subject to any judgment, decree, injunction, rule or order of any court, or, to the Knowledge of the Company, any restriction imposed by any Governmental Body applicable to any Company Entity, which has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.11 lists and describes all judgments, decrees, injunctions, rules, and orders of any court or Governmental Body to which the Company is subject.

3.12     Properties.

Schedule 3.12 lists and describes briefly (i) all real property that the Company Entities own and (ii) all real property leased to any Company Entity, the location, the rent, any deposits, and the expiration dates under such leases. The Company has good and marketable title to, or a valid leasehold or license interest in, all tangible properties and assets (real, personal and mixed) reflected on the Most Recent Balance Sheet or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet) necessary for the present or proposed conduct of its business, free and clear of any and all liens, charges, easements, adverse claims, demands, encumbrances, limitations, mortgages, security interests, options, pledges, or any other title defect or restriction of any kind (collectively “Liens”), subject only to (i) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (ii) Liens for taxes, assessments or other charges or levies imposed by any Governmental Body which are not yet due and payable, (iii) Liens which are not substantial in character, amount, or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affect thereby or (iv) Liens reflected on the Most Recent Balance Sheet (collectively, “Permitted Liens”). Each Company Entity has a valid leasehold interest under each such lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default by the Company under any such lease or, to the Knowledge of the Company, by any other party thereto; and except as set forth on Schedule 3.12, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each Company Entity has been in peaceable possession of the premises covered by each such lease or sublease since the commencement of the original term of such lease or sublease.

3.13     Intellectual Property.

(a)        Except as set forth on Schedule 3.13(a), the Company Entities own all right, title and interest in, or have valid, binding and enforceable rights to use, all Intellectual Property necessary for the business of the Company Entities, without any conflict with the rights of others (an “IP Assignment Agreement”). “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets; (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs; (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation; (iv) computer software, data and databases including, without limitation, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials.

(b)        Schedule 3.13(b) sets forth (i) each patent and registration which has been issued to any Company Entity with respect to any of their Intellectual Property, (ii) each pending patent application or application for registration which any Company Entity has made with respect to any of their Intellectual Property, (iii) all computer software owned by and distributed or maintained by any Company Entity (“Company Software”); (iv) other than customer contracts entered into in the ordinary course of business, each license, agreement or other permission which any Company Entity has granted to any third party with respect to any of its Intellectual Property, including reseller agreements; (v)(1) all computer software licenses or similar agreements or arrangements through which any Company Entity embeds, integrates, bundles, redistributes, resells or otherwise sublicenses such software (“Third Party Software”); (2) all computer software licenses or similar agreements or arrangements to support the development of the Company Software for which any Company Entity has, during the past three fiscal years, paid more than $25,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; or (3) all computer software licenses or similar agreements or arrangements relating to information technology used in the business of the Company Entities for which any Company Entity has, during the past three fiscal years, paid more than $50,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; or (vi) all other material agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property by any Company Entity, including, without limitation, settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements (collectively, all agreements set forth under Subsections (iv), (v) and (vi) will be referred to as “IP Agreements”).

(c)        Except as set forth on Schedule 3.13(c), no Company Entity, nor the conduct of their respective businesses or operations, infringes, violates or misappropriates, or has been alleged to infringe, violate or misappropriate, any Intellectual Property of any third party. No Company Entity has received any notice (including, without limitation, any demand letter or offer to license) from any third party pertaining to or challenging the right of any Company Entity to use any Intellectual Property owned by any Company Entity or used pursuant to an agreement set forth on Schedule 3.13(b). No claim by any third party contesting the validity, enforceability or ownership of any Intellectual Property owned or used by any Company Entity is currently outstanding or, to the Knowledge of the Company, threatened.

(d)        To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Intellectual Property owned by any Company Entity and to the Knowledge of the Company there are no facts that indicate a likelihood of the foregoing. All Intellectual Property owned by any Company Entity, including, without limitation, the Company Software was developed by employees of a Company Entity working within the scope of their employment or as a work for hire at the time of such development.

(e)        The Company’s general policy is, and during the preceding three years has been, to require that each of the former and current employees, and the consultants and contractors of each Company Entity who have developed or have or have had access to Intellectual Property or other confidential information, execute written instruments that (x) assign to any Company Entity all of such Person’s rights, title and interest in and to any and all Intellectual Property and (y) include confidentiality provisions in favor of any Company Entity. Schedule 3.13(e) sets forth the names of any current product development employees of, or consultants to, any Company Entity which have not executed an IP Agreement. The failure to secure an IP Assignment Agreement from any employee of or consultant to the Company will not result in, or could reasonably be foreseeable in causing, a Company Material Adverse Effect.

(f)         Each Company Entity has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned by any Company Entity or used or held for use by any Company Entity (the “Company Trade Secrets”).

(g)        Schedule 3.13(g) identifies any and all software (in source or object code form) subject to a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any other restrictive license arrangement) (“Open Source Software”) that has, during the last five fiscal years, been incorporated into, integrated or bundled with, linked to or otherwise used in or with, or used in the development of, any of the products of any Company Entity or any of the Intellectual Property (“Company Open Source Software”);

(h)        Schedule 3.13(h) identifies (A) the name of any of the Open Source Software identified in Schedule 3.13(g), (B) a description of each Company Entity’s past, present and intended future usage of such Open Source Software, (C) license type of such Open Source Software, (D) products with which it interacts or effects, (E) a description of any distribution of any such Open Source Software, (F) the Company’s reasonably detailed explanation of why such Open Source Software does not adversely affect any of the Intellectual Property and (G) an indication of whether the Company believes that its use of any such Open Source Software will subject any Company Entity’s Intellectual Property to the terms of such Open Source Software and, if yes, a reasonably detailed explanation of the consequences thereof.

(i)         with respect to any such Company Open Source Software, Schedule 3.13(i) sets forth the incorporation, linking, calling or other use by the products of any Company Entity or any other Intellectual Property. Use of any of the Company Open Source Software does not obligate, nor would it obligate upon distribution, any Company Entity to make available, offer or deliver the source code of any product of any Company Entity or any component thereof or any other Intellectual Property to any third party.

(k)        No Company Entity has in connection with any collection of personally identifiable information, failed to use its commercially reasonable efforts to comply with all applicable statutes, rules and regulations in all relevant jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by any Company Entity or by any third party having authorized access to the databases or other records of any Company Entity.

(l)         To the Knowledge of the Company, no product of any Company Entity (excluding third party products which are sold separately by the Company and are not integrated into the Company’s products) contains any “viruses,” “worms,” “time bombs,” “key-locks” or any other devices that could disrupt or interfere with the operation of such products or equipment upon which such products operate, or the integrity of the data, information or signals such products produce.

3.14     Material Contracts.

The Company has furnished to the Purchaser accurate and complete copies of the Material Contracts of each Company Entity, all of which are listed on Schedule 3.14 (along with a description or notation of why each such contract is a Material Contract); provided, however, that the Company is not required to furnish a copy of any agreements with Material Customers pursuant to clause (v) of the definition of Material Contracts below unless such Material Customer either (i) accounted for more than $250,000 of revenue during the year ended July 31, 2006 or (ii) was one of the Company’s 30 largest customers (measured by revenue) in either of the two fiscal years ended July 31, 2005. There is not under any of the Material Contracts any existing breach, default or event of default by any Company Entity, nor event that with notice or lapse of time or both would constitute a breach, default or event of default by any Company Entity; nor does the Company have Knowledge of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. Each Material Contract is valid and binding on the applicable Company Entity and is in full force and effect and, to the Knowledge of the Company, is not the subject of any renegotiation by the counterparty (other than customary addenda for the provision of additional products or services in the case of customer contracts, and settlements described on Schedule 3.10). As used herein, the term “Material Contracts” shall mean any contract, agreement or arrangement (whether written or oral) of any Company Entity that: (i) is filed, or required to be filed, as an exhibit to the Company SEC Reports; (ii) have been entered into since October 31, 2006 which would be required to be filed as an exhibit to the Company’s filings under the Securities Exchange Act of 1934; (iii) constitutes a debt instrument, including, without limitation, any loan agreement, promissory note, security agreement or other evidence of “Indebtedness,” where any Company Entity is a lender or borrower; (iv) that restricts any Company Entity from engagement in any line of business; (v) is an agreement with a Material Customer with a term in excess of six months; (vi) any joint venture or teaming agreement; (vii) any agreement providing for contingent consideration; (viii) any agreement, option, commitment or rights with, to or in any third party to acquire or to sell a material business division or unit after the date hereof; (ix) any agreement or contract not made in the ordinary course of business; (x) all IP Agreements set forth on Schedule 3.13(b); (xi) any agreement that is set forth on Schedule 3.6; (xii) includes a “future pricing” provision (i.e., a commitment to pricing with respect to products or services to be delivered pursuant to arrangements after the date of this Agreement that can not be changed by the Company on less than 30 days’ notice), other than inflation (CPI) adjustments and similar provisions; or (xiii) includes a “future product” provision (i.e., a requirement that any Company Entity build, customize or tailor a product for a customer, partner, reseller or other contractual counter-party), other than future product provisions entered into in the ordinary course of business providing for standard upgrades or releases of fixes or patches as part of customary maintenance and support services. As used in this Agreement, “Indebtedness” means (1) indebtedness for borrowed money, whether secured or unsecured, (2) other indebtedness evidenced by notes, bonds or debentures, (3) all indebtedness for the deferred purchase price of property or services, whether or not represented by a note, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (5) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (6) capitalized leases, (7) all interest, fees and other expenses and amounts owed with respect to the indebtedness referred to above, and (8) all indebtedness referred to above which is directly or indirectly guaranteed by any Company Entity or to which any Company Entity has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss).

3.15     Insurance.

Schedule 3.15 contains a complete and accurate description of all policies or binders of insurance held by or on behalf of any Company Entity or insuring any of its employees, properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). Except as set forth in Schedule 3.15, all such policies are in full force and effect and no Company Entity is in default of any provision thereof. All such insurance is of such types and in such amounts and for such risks, casualties and contingencies as is reasonable based upon the business of the Company Entities, as currently conducted. As of the date hereof, there are no pending or asserted claims outstanding against any insurance carrier (excluding health and disability insurance claims) as to which any insurer has denied liability, and there are no pending or asserted claims outstanding under any such insurance policy or binder that have been disallowed or improperly filed.

3.16     Compliance with Laws, Permits.

(a)        Each Company Entity is in material compliance with all Laws or other requirements applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except in such instances which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity has all material permits and approvals from state, federal or local Governmental Bodies which are required for the Company to operate its business.

(b)        No Company Entity nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or other Person acting on behalf of any Company Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or other Persons or established or maintained any unlawful or unrecorded funds of the type prohibited in the Foreign Corrupt Practices Act of 1977, as amended. No Company Entity nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or other Person acting on behalf of any Company Entity, has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.17     Tax Matters.

(a)        For purposes of this Agreement, the following terms shall have the following meanings:

(i)         “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, including any interest, penalty, or addition thereto, whether disputed or not.

(ii)       “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)        Except as set forth on Schedule 3.17(b), each Company Entity has filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. All Tax Returns filed by each Company Entity are complete and accurate in all material respects. Each Company Entity has paid (or the Company has paid on a Company Subsidiary’s behalf) all Taxes shown as due on such Tax Returns, and the Most Recent Balance Sheet reflects an adequate reserve, in accordance with generally accepted accounting principles, consistently applied, for all Taxes payable by any Company Entity for all taxable periods and portions thereof accrued through the date of the Most Recent Balance Sheet.

(c)        Except as set forth in the SEC Reports, no deficiencies for any Taxes have been proposed, asserted or assessed against any Company Entity, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

(d)        Each Company Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and complied with all information reporting and backup withholding requirements.

(e)        Schedule 3.17(e) lists all federal, state, local, and foreign income Tax Returns filed with respect to each Company Entity for taxable periods ended on or after July 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(f)         No Company Entity has made any payments or is obligated to make any payments or is a party to any agreement (including this Agreement) that could obligate it to make any payments that will not be deductible pursuant to Section 280G of the Code. No amounts have been deferred under any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries which would require the recipient thereof to include such amounts in income under Section 409A(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has failed to report any “reportable transaction” within the meaning of Section 6111 of the Code.

(g)        Except as set forth in Schedule 3.17(g), no Company Entity (i) has been a member of any group of entities (other than a group of which the Company is the common parent) filing a consolidated federal income Tax Return or similar combined state, local or foreign Tax Return or (ii) has any liability for the Taxes of any Person (other than a Company Entity) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

3.18     Employee Benefit Plans.

(a)        Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which any Company Entity contributes, or has an obligation to contribute, or which any Company Entity maintains or sponsors, or has maintained or sponsored, or with respect to which any Company Entity has any current or potential material obligation or liability (collectively, the “Employee Plans”) complies in all material respects with applicable requirements of ERISA, the Code and other applicable Laws, and each Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms. Each Company Entity has, for purposes of each Employee Plan, correctly classified those individuals performing services for such Company Entity as common law employees, leased employees, independent contractors or agents of any Company Entity.

(b)        There are no Employee Plans, and no Company Entity has ever maintained, contributed to, or participated or agreed to participate in any Employee Plan, that is subject to the provisions of Part 3 of Title I of ERISA or Title IV of ERISA or that is or was a “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(c)        To the Knowledge of the Company, no Company Entity, or any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any “prohibited transaction,” as such term is defined in the Code or ERISA for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. To the Knowledge of the Company, no fiduciary (as such term is defined in Section 3(21) of ERISA) of any Employee Plan has any liability or obligation for breach of fiduciary duty under Section 404(a) of ERISA or has any unpaid civil penalty under Section 502(l) of ERISA. Except as set forth on Schedule 3.18(c), all contributions required to be made to any Employee Plan during the past three fiscal years have been made timely and in accordance with applicable Law.

(d)        Schedule 3.18(d) contains a complete and correct list of (i) all Employee Plans and (ii) all other material employment, severance or other similar contracts, arrangements or policies and each other plan, program, agreement or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or for deferred compensation, profit sharing, bonuses, forms of incentive compensation or post-retirement insurance, compensation or benefits which do not constitute Employee Plans (“Benefit Plans”).

(e)        No action, audit, suit, proceeding, hearing, investigation or claim has been filed, is pending or, to the Knowledge of the Company, threatened relating to any Employee Plan or Benefit Plan (other than any routine claim for benefits), and there is no basis for any such action, audit, suit, proceeding, hearing, investigation or claim.

(f)         Except as provided for in Section 2.3 and for the outstanding shares of Restricted Stock described in the SEC Reports, the transactions contemplated by this Agreement will not cause the acceleration of, vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any liability under any Benefit Plan.

(g)        Except for coverage required under Code Section 4980B, no written or oral representations have been made by, or on behalf of any Company Entity to any employee or officer or former employee or officer of any Company Entity promising or guaranteeing any coverage under any employee welfare benefit plan (as defined in ERISA Section 3(1)) for any period of time beyond the end of the current plan year.

3.19     Employee Matters.

(a)        Schedule 3.19 sets forth a list, by employee, of the severance obligations of the Company Entities. Other than those set forth on Schedule 3.19, no Company Entity has any severance obligations. Except as set forth on Schedule 3.19, (i) no Company Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees of any Company Entity; (ii) no Company Enitity is bound by or subject to any agreement with any employee obligating any Company Entity to employee any such employee for a definite term or containing any change of control provisions that would obligate the payment of severance to any employee upon separation or resignation from employment; (iii) there has been no strike, slowdown, work stoppage or other material labor dispute over the past three years involving any Company Entity and none is pending, or, to the Knowledge of the Company, threatened; (iv) there is no labor organization activity or petition for certification pending involving the employees of any Company Entity or to the Knowledge of Company, threatened; (v) to the extend any Company Entity is a party to any contract with any Governmental Entity or first tier contractor, such Company Entity is in material compliance with the provisions of each such contract relating to equal employment opportunity, wages, hours and benefits for employees; (vi) to the Knowledge of the Company, all employees and independent contractors of any Company Entity (excluding Company Subsidiaries located outside of the United States) are United States citizens or residents, and (vii) there is no material employment-related lawsuit, charge, complaint, investigation, inquiry, arbitration, grievance or administrative proceeding that is pending against any Company Entity or, to the Knowledge of the Company, threatened in any forum relating to an alleged violation or breach by any Company Entity (or any of their officers or directors) of any Law or contract.

(b)        Within the past three years, no Company Entity has announced or executed a “plant closing” or “mass layoff of employees” as those terms are defined within the meaning of the WARN Act, and no such action will be implemented without advance notification to Purchaser.

3.20     Environmental Laws.

(a)        Each Company Entity and any of their respective predecessors has complied with all Laws (including rules and regulations thereunder and including common law) of federal, state, local and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety (“Environmental and Safety Laws”), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with, or any potential liability under, any such Law, except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)        Each Company Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of its business under Environmental and Safety Laws except where the failure to obtain such permits, licenses or authorizations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)        No Company Entity has received any notice that it is not in compliance with, or has potential liability under, any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in  Environmental and Safety Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(d)        There is no civil, criminal or administrative action, suit, demand, claim, hearing notice or demand letter pending, or to the Knowledge of the Company, threatened, against any Company Entity relating in any way to the Environmental and Safety Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except in such instances which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e)        No Company Entity, nor any of their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any material, substance or waste or owned or operated any property or facility (and no such property or facility is contaminated by any material, substance or waste) so as to give rise to any liabilities (contingent or otherwise), including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental and Safety Law, except for any such liabilities or obligations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.21     Brokers and Finders.

No Company Entity or, to the Knowledge of the Company, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby, except that the Board of Directors has engaged Canaccord Adams Inc. as its financial advisor (“Financial Advisor”). Other than the foregoing arrangement, the Company is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company has delivered to Purchaser a copy of the engagement letter between the Company and Financial Advisor.

3.22     Opinion of Financial Advisor.

The Company has received the opinion of its Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Company Common Stock.

3.23     Competing Interests.

Except as described in Schedule 3.23, no Company Entity, nor, to the Knowledge of the Company, any director, manager, officer or management level employee of any Company Entity, or any Affiliate of any Company Entity (each, a “Related Party”):  (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any Company Entity or that otherwise has material business dealings with any Company Entity other than ownership of less than five percent (5%) of the outstanding securities of any publicly traded entity or shares of a mutual fund, exchange traded fund, private equity fund or hedge fund; or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Company Entity under, any contract with any Company Entity or other business relationship or arrangement with any Company Entity.

3.24     Illegal Payments or Activities.

No Related Party or any agent or employee of any Company Entity, has, directly or indirectly:  (a) used any funds of any Company Entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds of any Company Entity, or used any other funds to make any payment for the benefit of any Company Entity, in violation of applicable Law to foreign or domestic government officials or employees; (c) used any funds of any Company Entity, or used any other funds to make any payment for the benefit of any Company Entity, in violation of applicable Law or (d) taken any other action which would cause any Company Entity to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

3.25     No Misrepresentations.

The representations, warranties and statements made by the Company in or pursuant to this Agreement, together with the information disclosed in the Company SEC Reports, are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make any information, in the aggregate, not misleading.

3.26     Customers.

Set forth on Schedule 3.26 is a list of substantially all customers (ranked by revenue) for the year ended July 31, 2006 and the thirty largest customers for the two prior fiscal years. Except as noted on Schedule 3.26, none of the Material Customers has any outstanding or unresolved threat to any Company Entity (or, to the Knowledge of the Company, to any Person), or outstanding or unresolved notification to any Company Entity of any intention to terminate or materially alter its relationship with any Company Entity.

3.27     Distributors and Partners.

(a)        Schedule 3.27(a) sets forth the name of each distributor, reseller, VAR, OEM or other entity entitled to a commission or fee in connection with the sale of the Company’s products or services which either (i) generated at least $100,000 in aggregate revenues for the Company and the Company Subsidiaries (on a consolidated basis) in any year during the three years ended July 31, 2006 or (ii) was subject to an agreement which provided for an exclusive relationship with any Company Entity (herein a “Distributor” or “Partner”).

(b)        (i) No Distributor or Partner has terminated or reduced its relationship with a Company Entity or indicated to a Company Entity (or, to the Knowledge of the Company, to any other Person) that such Distributor or Partner intends to terminate its agreement or relationship with the Company and (ii) no Distributor or Partner has, to the Knowledge of the Company, any plan or intention to terminate its agreement or relationship with the Company, except in each case where such termination or reduction in relationship would not constitute a Company Material Adverse Effect.

3.28     Internal Controls.

The Company has established, documented and maintains, adheres to and enforces a system of internal accounting controls which are effective as defined under Rule 13a-15(e) and Rule 15d-15(e) under the Securities Exchange Act of 1934, as amended. During the three years ended July 31, 2006, neither the Company nor the Company’s independent auditors has identified, nor has any Company Entity been advised of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of any Company Entity or other employees of any Company Entity who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any credible claim or allegation regarding any of the foregoing.

3.29     Export Control Laws.

Except as set forth on Schedule 3.29, each Company Entity conducts, and has at all times conducted, its export and reexport transactions in all material respects in accordance with all applicable

U.S. export and reexport controls, including the United States Export Administration Act and Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”) and sanctions, Laws and regulations administered by the Office of Foreign Assets Control, and all other applicable import/export controls in other countries in which any Company Entity conducts business. Without limiting the generality of the foregoing and except as set forth on Schedule 3.29: (a) during the past five fiscal years, each Company Entity has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), (b) each Company Entity is in compliance in all material respects with the terms of all applicable Export Approvals and (c) there are no pending or, to the Knowledge of the Company, threatened claims against any Company Entity with respect to such Export Approvals.

3.30     Books and Records.

The books of account and other financial records of each of the Company Entities are accurate, correct and complete in all material respects. The minute books of each of the Company Entities contain accurate, correct and complete records of the respective charters and bylaws (or other applicable governing documents) and accurately reflect the material corporate actions of the equityholders and board of directors (or other governing Persons or bodies) of such Company Entity described therein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1                       Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Purchaser has no subsidiaries other than Merger Sub.

4.2                       Corporate Power and Authority.

Purchaser has the corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently being conducted. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action.

4.3                       Binding Effect.

This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights; (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (iii) rights to indemnification may be limited by considerations of public policy.

4.4                       Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Purchaser, (ii) any contract or agreement to which Purchaser is a party or by which it is bound, (iii) any judgment, decree or order of any court or Governmental Body to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (iv) any Law applicable to Purchaser other than such violations, conflicts, breaches or defaults as would not have a material adverse effect on (a) the business, operations, assets or financial condition of Purchaser or (b) the validity or enforceability of, or the ability of Purchaser to perform its obligations under, this Agreement. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated hereby.

4.5                       Financing.

Purchaser has, or will have at Closing, sufficient internal or external resources to provide debt and equity financing for the transactions contemplated thereby.

4.6                       Brokers and Finders.

Other than Craig-Hallum Capital Group, LLC, none of Purchaser or any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Except as set forth in the preceding sentence, Purchaser is not aware of any claim for payment that would be required to be paid by Purchaser of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1                       Conduct of Business by Company.

From the date hereof to the Effective Date, the Company will, and will cause each Company Subsidiary to, except as (i) contemplated by this Agreement, (ii) set forth on Schedule 5.1, or (iii) otherwise consented to in writing by Purchaser:

(a)        carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

(b)        neither change nor amend its Certificate of Incorporation or Bylaws;

(c)        other than pursuant to the exercise of the Options outstanding on the date hereof, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company or any of Company’s Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of any Company Entity and not alter the terms of any presently outstanding Options or the Stock Option Plans or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of any Company Entity;

(d)        not (x) declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of any Company Entity, (y) redeem, purchase or otherwise acquire any shares of the capital stock or other securities of any Company Entity or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of any Company Entity or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing or (z) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of any Company Entity other than shares of Common Stock reserved for issuance pursuant to the exercise of Options outstanding on the date hereof;

(e)        not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

(f)         preserve intact the corporate existence, goodwill and business organization of each of the Company Entities, to keep the officers and employees of each of the Company Entities available to the applicable Company Entity and to preserve the relationships of each of the Company Entities with suppliers, customers and others having business relations with any of them;

(g)        (i) create, incur or assume any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than the Company Subsidiaries, (iii) make any loans or advances to any other Person other than the Company Subsidiaries, or (iv) make any capital contributions to, or investments in, any Person other than the Company Subsidiaries, other than any advance or expenditure not exceeding $250,000 made by a Company Entity on behalf of its customers;

(h)        not transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business;

(i)         not enter into any lease, agreement or arrangement with respect to any real property;

(j)         not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, (iii) grant any Option or increase in the compensation of any other employees except for salary increases in the ordinary course of business, or (iv) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive, compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or its Subsidiaries;

(k)        not make or incur (other than in the ordinary course of business) capital expenditures that, when added to all capital expenditures previously made during fiscal 2007, exceed by more than $50,000 the Company’s 2007 capital expenditure budget previously furnished to the Purchaser (as used herein, “capital expenditure” shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

(l)         except as provided in this Section 5.1, not enter into any agreement or contract the performance of which would involve payment by the Company after the date of this Agreement of consideration in excess of $150,000;

(m)      not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) payment, discharge or satisfaction of obligations arising in the ordinary course of business properly reflected and reserved against in the Most Recent Balance Sheet or incurred since October 31, 2006, in the ordinary course of business and (z) the repayment of any Indebtedness;

(n)        perform all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide software or services entered into in the ordinary course of business;

(o)        not change any of the accounting policies used by it, except as required by Law, rule, regulation or GAAP;

(p)        prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at the Company’s offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

(q)        not do any of the following: make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, change any entity classification election under Treasury Regulation §301.7701-3, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax;

(r)        not effect or declare, any split, combination or reclassification of any Company Entity’s equity securities or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity securities or voting interests in any Company Entity;

(s)        not fail to maintain any insurance coverage of any Company Entity in a manner consistent with past practices;

(t)         not pay any material commissions to sales employees in a manner that differs from the ordinary course of business;

(u)        not enter into or amend any agreement or arrangement that provides customers or any other third parties with enhanced rights or refunds of any nature upon a change of control or consummation of the transactions contemplated herein;

(v)        except in the ordinary course of business, not enter into any exclusive arrangements with any Person or any arrangements that include a “most-favored nation” or “equally-favored nation” provision;

(w)       not enter into any new line of business or relocate or terminate the operations of any office of a Company Entity;

(x)        not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Company Entity;

(y)        not engage in any transaction with any Related Party except for compensation and expense reimbursement practices in the ordinary course of business;

(aa)      not enter into any settlement, conciliation or similar agreement, the performance of which will (i) involve payment of consideration of more than $50,000 in excess of reserves established prior to the date of this Agreement or (ii) requires any Company Entity to limit the function or feature of a product that is currently licensed to third parties by any Company Entity;

(bb)     not enter into any contract, license, agreement or arrangement or any series of related contracts, licenses, agreements or arrangements with any Person that is not terminable without liability within 30 days, except in the ordinary course of business;

(cc)      enter into any employment, severance or similar agreements (other than “at will” employment agreements) with any Person;

(dd)     not enter into any agreement which prohibits any Company Entity from competing with any Person; and

(ee)      agree or commit to take or refrain from taking or not to do, as applicable, any of the actions described in Section 5.1(a) through Section 5.1(dd).

In connection with the continued operation of the business of the Company Entities between the date of this Agreement and the Effective Date, the Company shall confer in good faith and on a regular and frequent basis with one or more representatives of Purchaser designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, the Company will allow Purchaser employees and agents to be present at the Company’s business locations to observe the business and operations of the Company Entities. The Company acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the Company’s officers and directors with respect to matters which are the subject of such consultation.

5.2                       Inspection and Access to Information.

Between the date of this Agreement and the Effective Date, the Company will, and will cause each of the Company Entities to provide to Purchaser and their accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Purchaser and their authorized representatives such financial, technical and operating data and other information pertaining to its business (including information relating to material insurance claims), as Purchaser shall from time to time reasonably request.

5.3                       Antitrust Laws.

As soon as practicable but in no event later than 15 days from the date hereof, each of Purchaser and the Company shall make any and all filings which are required under the HSR Act. Each of Purchaser and the Company will split equally the applicable filing fee and assist the other as may be reasonably requested in connection with the preparation of such filings.

5.4                       Stockholders’ Meeting; Proxy Statement.

(a)        The Company shall (i) call a meeting of its stockholders to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement (the “Special Meeting”); (ii) hold its stockholders’ meeting as promptly as practicable; (iii) include in the Proxy Statement the recommendation of the Board of Directors that the terms of this Agreement are fair to and in the best interest of the stockholders of the Company, declaring this Agreement to be advisable and that the stockholders of the Company vote in favor of the adoption of this Agreement and the completion of the Merger; and (iv) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the Merger; provided, however, that the foregoing is subject to any action taken by, or upon the authority of, the Board of Directors of the Company in a response to an Acquisition Proposal and in the exercise of its good faith judgment, based upon the advice of counsel, that a failure of the Board of Directors to withdraw, modify or change its recommendation due to the receipt of an Acquisition Proposal would constitute a breach of its fiduciary duties to such stockholders; and provided, further, that the Company acknowledges that any such change in the recommendation of the Company’s Board of Directors is subject to the provisions of Section 8.1(f) and 8.1(g)(ii) hereof.

(b)        As promptly as practicable but in no event later than 30 days after the execution of this Agreement, the Company, after consultation with Purchaser, shall file a proxy statement for use at the Special Meeting (the “Proxy Statement”) under and pursuant to the provisions of the Exchange Act. The Company, after consultation with Purchaser, shall respond promptly to all comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be filed with the SEC and mailed to its stockholders, as required by the Exchange Act. The Company will notify the Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information, and will supply the Purchaser with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. The Company shall provide draft Proxy Statements to the Purchaser and use commercially reasonable efforts to accept Purchaser’s comments related thereto.

(c)        Each of Purchaser and the Company agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement.

(d)        At the time the Proxy Statement is mailed to the Company’s stockholders, the Company will ensure that the Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by Purchaser or the Company with respect to statements made in the Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or information omitted with respect to the other party.

5.5                       Efforts; Further Assurances; Cooperation.

Subject to the other provisions of this Agreement, the parties hereby shall each use commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

(a)        The Company and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to (i) comply with the provisions of the HSR Act, and (ii) obtain any other required approval of any other federal, state or local Governmental Body with jurisdiction over the transactions contemplated by this Agreement.

(b)        In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)        Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 or 7 and (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d)        The Company shall use commercially reasonable efforts to promptly obtain all authorizations, consent, approvals and waivers of, give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, provided that, in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, the Company shall not incur any material out of pocket costs or any other material obligation.

5.6        Public Announcements.

The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, Governmental Bodies, employees or the general public shall be mutually agreed upon in advance (unless Purchaser or the Company is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by Law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section).

5.7        No Solicitations.

(a)        From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, no Company Entity shall directly or indirectly (i) solicit or initiate discussion with, (ii) enter into negotiations or agreements with, (iii) intentionally furnish any information to, or (iv) take any other action to solicit any inquiries from, any corporation, limited liability company, partnership, Person or other entity or group (other than Purchaser, an Affiliate of Purchaser or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities, business combination, or other takeover or business combination transaction (including, without limitation, by way of a tender offer, foreclosure, plan of reorganization or liquidation) (an “Acquisition Proposal”) involving any Company Entity, and the Company shall instruct, and use all reasonable efforts to cause, its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b)        Notwithstanding the foregoing, (i) nothing in this Section 5.7 shall prevent the Company or the Board of Directors from taking, and disclosing to the Company’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company’s stockholders which, upon the advice of independent outside counsel, is required under applicable Law (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal except to the extent contemplated by Section 8.1(f) and any withdrawal, modification or change in a manner adverse to Purchaser its recommendation to the stockholders of the Company to approve this Agreement and the Merger will provide Purchaser with the right to terminate this Agreement as set forth in Section 8.1(g)) and (ii) the Company may prior to adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any Person or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (x) such proposal provides for the acquisition for cash or marketable securities of all of the outstanding shares of Company Common Stock and at such time the Company is not in breach of this Section 5.7, (y) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Merger and fully financed or reasonably capable of being financed, and (z) the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to the Company’s stockholders under applicable Law. A proposal meeting all of the criteria in clause (ii) of the preceding sentence is referred to herein as a “Superior Proposal.”

(c)        The Company will notify Purchaser promptly if the Company becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company with respect to an Acquisition Proposal, and the Company shall promptly deliver to Purchaser any written inquiries or proposals received by the Company relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of the Company determines, upon advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to stockholders, that it must enter into negotiations with, or furnish any information to, any Person or group (other than Purchaser, an Affiliate of Purchaser or their authorized representatives) concerning any Acquisition Proposal, the Company will give Purchaser prompt notice of such determination.

(d)        The parties hereto agree that the remedy at law for any breach of the requirements of this Section 5.7 will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and therefore, the parties hereto agree and consent that in the event of any breach of this Section 5.7, in addition to any and all other legal and equitable remedies available for such breach pursuant to this Agreement, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable Law, a temporary restraining order may be granted immediately on commencement of such action.

5.8        Indemnification.

In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the “Managers”) of any Company Entity is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of any Company Entity, or is or was serving at the request of any Company Entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, the Company shall indemnify and hold harmless, and from and after the Effective Date the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Date), (i) if the Company (prior to the Effective Date) or the Surviving Corporation (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and the Company, or the Surviving Corporation after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) the Company, or the Surviving Corporation after the Effective Date, will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall have no obligation under the foregoing provisions of this Section 5.8 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable Law. Upon the finality of any such determination that the Surviving Corporation is not liable for any such indemnification claims, the Manager will reimburse Purchaser and the Surviving Corporation for any fees, expenses and costs incurred by Purchaser or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Date, the Surviving Corporation thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). The Company agrees that all rights to indemnification existing in favor of the Managers as provided in the Company’s Certificate of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between the Company and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

5.9        Directors’ and Officers’ Insurance.

For six years from the Effective Date, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering those Persons who are currently covered on the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (the “Indemnified Parties”); provided, however, that in no event shall the Surviving Corporation be required to expend in excess of twice the most recent annual premium for such insurance coverage; provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Date. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.10     Financial Statements.

From and after the date hereof until the Closing, as soon as practicable after the end of each calendar month (but no later than thirty days after the end of such calendar month), the Company shall deliver to the Purchaser its regularly prepared internal monthly management report, which includes a balance sheet and results of operations for such calendar month (it being understood that such statements do not contain all of the adjustments required by GAAP).

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

Except as may be waived by the Company, the obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

6.1        Compliance.

Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser on or before the Closing Date.

6.2        Representations and Warranties.

All of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

6.3        Certificates.

The Company shall have received a certificate or certificates, executed on behalf of Purchaser by an executive officer of Purchaser, to the effect that the conditions contained in Sections 6.1 and 6.2 have been satisfied.

6.4        Stockholder Approval.

This Agreement shall have been approved and adopted by the Required Stockholder Approval.

6.5        Consents; Litigation.

Other than the filing of Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any Governmental Body shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Body which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Except as may be waived by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

7.1        Compliance.

The Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

7.2        Representations and Warranties.

The representations and warranties of the Company contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date.

7.3        Certificates.

Purchaser shall have received a certificate or certificates, executed on behalf of the Company by an executive officer of the Company, to the effect that the conditions in Sections 7.1 and 7.2 have been satisfied.

7.4        Consents; Litigation.

Other than the filing of the Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Body, and all required third-party consents shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Body which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

7.5        Appraisal Rights.

The aggregate number of shares of Company Common Stock immediately prior to the Effective Date, the holders of which have demanded and perfected their demands for appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not exceed 10% of the total number of shares of Company Common Stock outstanding as of the record date for the Company Stockholders’ Meeting.

7.6        Material Adverse Effect.   Prior to Closing, there shall not have occurred any change or event having, or which foreseeably could have, a Company Material Adverse Effect.

7.7        Employment Agreement.   Prior to Closing, Michael D. Andereck and the Company shall have entered into the amendment of Mr. Andereck’s employment agreement as set forth on Schedule 7.7.

ARTICLE 8
MISCELLANEOUS

8.1        Termination.

In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

(a)        by mutual consent of the Company and Purchaser;

(b)        by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company set forth herein or a failure to perform in any material respect a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement;

(c)        by the Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or a failure to perform in any material respect a covenant on the part of Purchaser with respect to its representations, warranties and covenants set forth in this Agreement;

(d)        by either Purchaser or the Company if the transactions contemplated by this Agreement have not been consummated by April 30, 2007, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

(e)        by either the Company or Purchaser if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or Governmental Body having competent jurisdiction;

(f)         by the Company if the Board of Directors of the Company withdraws or adversely modifies or changes its recommendation to its stockholders to approve this Agreement and the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five  business days prior to terminating this Agreement pursuant to this Section 8.1(f) the Company has provided Purchaser with written notice advising Purchaser that the Board of Directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Purchaser to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would not longer constitute a Superior Proposal; and further provided that simultaneously with any termination of this Agreement pursuant to this Section 8.1(f), the Company shall pay to Purchaser the Termination Fee; and further provided that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company is in material breach of this Agreement; and

(g)        by Purchaser if (i) the Company’s Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of the Company to approve this Agreement and the Merger, (ii) the Company notifies the Buyer of its intention to exercise its rights under Section 5.7 with respect to an Acquisition Proposal and within 10 days thereafter, the Company has not notified Purchaser that it has determined not to pursue, and has ceased and terminated all discussions, negotiations and exchanges of information concerning, such Acquisition Proposal or (iii) upon a vote thereon at the Special Meeting, this Agreement shall not have been adopted by the Required Stockholder Vote.

8.2        Expenses.

(a)        Except as provided in (b) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(b)        If, (i) this Agreement is terminated by the Company pursuant to Section 8.1(f) hereof, (ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(g)(i) or Section 8.1(g)(ii) hereof or (iii) (x) if prior to the termination of this Agreement but on or before April 30, 2007, or (y) within 12 months following termination of this Agreement pursuant to Section 8.1(g)(iii), the Company enters into a definitive agreement with respect to an Acquisition Proposal with any Person or group (other than Purchaser or any Affiliate of Purchaser), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated, then the Company shall pay to Purchaser a fee (the “Termination Fee”) equal to the sum of (x) all reasonable documented fees, costs and expenses, including legal and accounting fees and fees payable to Purchaser’s financial advisors, incurred by Purchaser in connection with the transactions contemplated by this Agreement and (y) an amount equal to $3.2 million, but in no event shall such total exceed $3.9 million. The Termination Fee shall be payable in same day funds to an account specified by the Purchaser on the date of termination of this Agreement, in the event of clauses (i) or (ii) above, and upon completion of the transaction implementing the Acquisition Proposal, in the event of clause (iii) above.

8.3        Entire Agreement.

This Agreement, the Confidentiality Agreement dated as of October 23, 2006 (the “Confidentiality Agreement”) and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties (other than the Confidentiality Agreement) with respect to such transactions. The parties hereto acknowledge that, in the event that this Agreement is terminated pursuant to Section 8.1, the Confidentiality Agreement shall continue in full force and effect. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

8.4        Survival of Representations and Warranties.

The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall terminate on the Closing Date.

8.5        Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

8.6        Notices.

All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

(a)        If to the Company:

Docucorp International, Inc.
5400 LBJ Freeway, Suite 300
Dallas, Texas 75240

Attention:          Michael D. Andereck, President and
Chief Executive Officer

Fax: 214-891-6678

With a copy (which shall not constitute notice) to:

Hallett & Perrin
2001 Bryan Street
Suite 3900
Dallas, Texas 75201
Attention: Bruce H. Hallett
Fax: 214-922-4170

(b)                       If to Purchaser:

Skywire Software, LLC
2401 Internet Blvd., Suite 101
Frisco, Texas 75034
Attention: C. Patrick Brandt, Chief Executive Officer
Fax: 972-337-1109

With a copy (which shall not constitute notice) to:

Balestri & Associates
2651 N. Harwood, Suite 200
Dallas, Texas 75201
Attention: Ray A. Balestri
Fax: 214-981-9081

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.7                       Successors; Assignments.

This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other.

8.8        Governing Law.

This Agreement shall be construed and enforced in accordance with the Laws of the State of Texas (except the choice of Law rules thereof). Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the county of Dallas in the State of Texas, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

8.9        Waiver and Other Action.

This Agreement, including any schedule or exhibit hereto, may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

8.10     Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.11     No Third Party Beneficiaries.

Section 5.8 is intended for the benefit of each “Manager” (as defined therein) and Section 5.9 is intended for the benefit of each “Indemnified Party” (as defined therein), and such sections may be enforced by such Persons, their heirs and representatives. Other than as expressly set forth in this Section 8.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such Person being deemed a third party beneficiary of this Agreement.

8.12     Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

8.13     Usage of Terms.

Any defined term used in this in plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders. All accounting terms not otherwise defined in this Agreement shall be construed in conformity with, GAAP, except as expressly permitted by this Agreement.

8.14     Certain Defined Terms.

As used herein:

(a)        “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(b)        “Company Entity” means each of the Company and each of the Company Subsidiaries;

(c)        “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)        “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body.

(e)        “Knowledge” and “known” and words of similar import mean:

(i)         with respect to the Company, the Company will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Company, if Messrs. Michael D. Andereck, J. Robert Gary, Edward Holcomb or Barry Werner has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonably inquiry; and

(ii)       with respect to Purchaser or Merger Sub, such will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Purchaser or Merger Sub if C. Patrick Brandt, Wendy Gibson and Don Braun has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry.

(f)         “Laws” means all statutes, laws (including common laws), ordinances, decrees, orders, rules or regulations of any Governmental Body;

(g)        “Material Customer” means each customer of a Company Entity that has accounted for more than $250,000 of revenues during any year within the three year period ended July 31, 2006;

(h)        “ordinary course of business” means with respect to any Company Entity the normal course of operation of the business of such Company Entity, consistent with past practice; and

(i)         “Person” means any individual, corporation, partnership, Governmental Body or other entity.

8.15     Index of Defined Terms.

Defined terms not otherwise defined in Section 8.14 are as follows.

Terms	Section
Acquisition Proposal	5.7(a)
Affiliate	8.14(a)
Agreement	1st paragraph
Benefit Plans	3.18(d)
Certificates	2.5(b)
Closing	1.6
Closing Date	1.6
Code	3.17(a)(i)
Company	1st paragraph
Company Common Stock	2.1(a)
Company Entity	8.14(b)
Company Financial Statements	3.9(a)
Company Material Adverse Effect	3.3
Company Open Source Software	3.13(g)
Company SEC Reports	3.7
Company Software	3.13(b)
Company Subsidiaries	3.2

Company Trade Secrets	3.13(f)
Confidentiality Agreement	8.3
Control	8.14(c)
Controlled By	8.14(c)
Controlling	8.14(c)
Converted Shares	2.1(a)
Current 10-K	3.2
DGCL	1.1
Dissenting Shares	2.2
Distributor	3.27
EAR	3.29
Effective Date	1.3
Employee Plans	3.18(a)
Environmental and Safety Laws	3.20
Equally-Favored Nation	5.1(v)
ERISA	3.18(a)
Exchange Act	3.6
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
Export Approvals	3.29
Financial Advisor	3.21
Future Pricing	3.14
Future Product	3.14
GAAP	3.9(a)
Governmental Body	8.14(d)
HSR Act	3.6
Indebtedness	3.14
Indemnified Parties	5.9
Indemnified Party	8.11
Intellectual Property	3.13(a)
IP Agreements	3.13(b)
IP Assignment Agreement	3.13(a)
ITAR	3.29
Key Employee	8.14(e)
Knowledge	8.14(f)
Knowledge	8.14(f)(i)
Knowledge	8.14(f)(ii)

Known	8.14(f)
Known	8.14(f)(i)
Known	8.14(f)(ii)
Laws	8.14(g)
Liens	3.12
Manager	8.11
Managers	5.8
Mass Layoff of Employees	3.19(b)
Material Contracts	3.14
Material Customer	8.14(h)
Merger	1.1
Merger Price	2.1(a)
Merger Sub	1st paragraph
Most Recent Balance Sheet	3.8
Most-Favored Nation	5.1(v)
Multi-Employer Plan	3.18(b)
Multiple Employer Plan	3.18(b)
Open Source Software	3.13(g)
Option Consideration	2.3
Options	2.3
Ordinary Course of Business	8.14(i)
Partner	3.27
Permitted Investments	2.5(a)
Permitted Liens	3.12
Person	8.14(j)
Plant Closing	3.19(b)
Prohibited Transaction	3.18(c)
Proxy Statement	5.4(b)
Purchaser	1st paragraph
Related Party	3.23
Required Stockholder Approval	3.4
SEC	3.7
Securities Act	3.6
Securities Transfer Corporation	2.5(a)
Special Meeting	5.4(a)
Stock Option Plans	2.3
Superior Proposal	5.7(b)

Surviving Corporation	1.1
Tax	3.17(a)(i)
Tax Return	3.17(a)(ii)
Third Party Software	3.13(b)
Under Common Control With	8.14(c)
WARN Act	3.10(k)

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DOCUCORP INTERNATIONAL, INC.
By:	/s/ MICHAEL D. ANDERECK
Michael D. Andereck
President and Chief Executive Officer
SKYWIRE SOFTWARE, LLC
By:	/s/ C. PATRICK BRANDT
C. Patrick Brandt
Chief Executive Officer
SKYWIRE STAR ACQUISITION CORP.
By	/s/ C. PATRICK BRANDT
C. Patrick Brandt
Chief Executive Officer

APPENDIX B

Canaccord Adams Inc.
99 High Street
Boston, MA 02110
T: 617. 371.3900

December 5, 2006

Board of Directors
Docucorp International, Inc.
5400 LBJ Freeway, Suite 300
Dallas, TX 75240

Members of the Board of Directors:

You have requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the $10.00 per share in cash (the “Merger Consideration”) to be received by holders of common stock, par value $0.01 per share (the “Company Common Stock”) of Docucorp International, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger as defined below, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Skywire Software, LLC(“Parent”), Skywire Star Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and the Company Pursuant to the draft Merger Agreement, the Purchaser will acquire 100% of the issued and outstanding shares of Company Common Stock through the merger (“Merger”) of Purchaser with and into the Company. As more fully described in the draft Merger Agreement, the Company Common Shares will be converted into and represent a right to receive the Merger Consideration in cash without any interest thereon (collectively, the “Transaction”).

Canaccord Adams Inc. (“Canaccord Adams”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to serve as financial advisor to the Board of Directors of the Company and will receive a fee for our services, a portion of which is contingent upon consummation of the Merger.

In developing our Fairness Opinion, we have, among other things: (i) reviewed the Company’s Forms 10 K, 10 Q and other documents as filed with the Securities and Exchange Commission through the date hereof; (ii) analyzed certain internal financial statements including certain projected financial and operating data concerning the Company prepared by Company management; (iii) conducted discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the Company Common Stock and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to the Company; (v) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable to the Company; (vi) compared the financial terms of the Transaction with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Transaction; (vii) reviewed the terms of the draft Merger Agreement dated November 29, 2006, the exhibits thereto and certain related agreements furnished to us by the Company which, for the purposes of this Fairness Opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed; and (viii) reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions. We also considered the process conducted during 2005 in which Canaccord Adams represented the Company in seeking strategic alternatives, including the potential sale or merger of the Company to or with a non affiliated third party.

B-1

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. With respect to the internal financial forecasts reviewed, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. We have also assumed that the Transaction will be consummated upon the terms set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We have also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or conditions will be imposed that will have an adverse effect on the Company, the Purchaser or the contemplated benefits of the Merger. In connection with rendering our Fairness Opinion, Canaccord Adams was not authorized to solicit, and did not solicit, interest from any person with respect to the acquisition of the Company or any of its assets, nor did Canaccord Adams participate in the structuring of the Transaction or the negotiation of the Merger Consideration to be paid.

Our Fairness Opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of the Company known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Canaccord Adams disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion. We have not been requested to conduct and we have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company, nor have we been furnished with such appraisals. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company.

Our Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Transaction. Our Fairness Opinion does not constitute a recommendation to any holder of Company Common Stock on how to vote such holder’s shares of Company Common Stock with respect to the Merger. In the ordinary course of our business, we and our affiliates may trade in the Company Common Stock for our own account or our affiliates’ and for the accounts of our customers and may at any time hold long or short positions in Company Common Stock.

It is agreed between the Board of Directors and Canaccord Adams that this Fairness Opinion, as set forth in this letter form, is for the information of the Board of Directors of the Company only and may not be relied upon for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Sincerely,
CANACCORD ADAMS INC.

B-2

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF DOCUCORP INTERNATIONAL, INC.
for the February 22, 2007 Special Meeting of Stockholders and any postponement(s) or adjournment(s) thereof.

The undersigned hereby: (a) acknowledges receipt of the Notice of the Special Meeting of the stockholders of Docucorp International, Inc. to be held on February 22, 2007 (the “Special Meeting”), and the associated Proxy Statement; (b) appoints Michael D. Andereck and Milledge A. Hart, III, or either of them, as proxy, with the power to appoint a substitute; (c) authorizes each proxy to represent and vote, as designated below, all of the shares of Common Stock of Docucorp International, Inc., par value $0.01 per share, held of record by the undersigned at the close of business on January 10, 2007, at the Special Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

Please mark, sign and date the reverse side of this proxy and return the proxy card promptly using the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. In the absence of such direction, this proxy will be voted “FOR” item 1. The proxies will use their discretion with respect to any matter referred to in item 2. This proxy is revocable at any time before it is exercised.

(Continued on other side)

(Continued from other side)

Please mark your vote as indicated in this example.  ☒

The Board of Directors Recommends a Vote “FOR” Item 1.

1.          To approve and adopt the Agreement and Plan of Merger dated as of December 6, 2006, among Skywire Software, LLC, a Texas limited liability company, Skywire Star Acquisition Corp., a Delaware corporation, and Docucorp International, Inc. (the “Merger Agreement”), and the transactions contemplated thereby.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.          In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and at any and all adjournments or postponements thereof.

Dated:

Signature
Signature if held jointly

Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.